Exhibit 10.36

Portions of this exhibit, indicated by [***], have been omitted in accordance with Item 601(b)(10) (iv) of Regulation S-K. The omitted information is (i) not material and (ii) treated by the Registrant as private or confidential.

Portions of this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K.

The Registrant undertakes to furnish a copy of all omitted information, schedules, and exhibits to the U.S. Securities and Exchange Commission upon its request.

Execution Version
Confidential

Research Collaboration and License Agreement

This Agreement is entered into with effect as of the Effective Date (as defined below)

by and between

F. Hoffmann-La Roche Ltd
with an office and place of business at [***] (“Roche Basel”)
and

Hoffmann-La Roche Inc.
with an office and place of business at [***] (“Roche US”; Roche Basel and Roche US together referred to as “Roche”) on the one hand

and

Remix Therapeutics, Inc.
with an office and place of business at [***] (“Remix”) on the other hand.

Table of Contents

1.	Definitions	3
2.	Grant of License	20
3.	Exclusivity	21
4.	Research Collaboration	22
5.	Diligence	31
6.	Governance	31
7.	Development, Regulatory Affairs, Manufacturing and Commercialization	35
8.	Data Privacy	35
9.	Payment	35
10.	Accounting and Reporting	40
11.	Taxes	41
12.	Auditing	42
13.	Intellectual Property	43
14.	Remix Representations and Warranties	50
15.	Roche Representations and Warranties	52
16.	Indemnification	53
17.	Limitation of Liability	53
18.	Confidential Information; Information Security Incident	54
19.	Term and Termination	56
20.	Effects of Change of Control	63
21.	Bankruptcy	63
22.	Miscellaneous	64

Research Collaboration and License Agreement

WHEREAS, Remix has expertise in the discovery and development of small molecule RNA splice modifiers and owns and controls the Remix Platform Technology (as defined below) which is designed to identify such splice modifiers; and

WHEREAS, Roche has expertise in the research, development, manufacture and commercialization of small molecules across different disease areas, including oncology, immunology, rare blood disorders and neurosciences; and

WHEREAS, the Parties wish to collaborate on the identification and research of Compound(s) (as defined below) that meet certain criteria, after which Roche will take over all further pre-clinical, clinical development and commercialization with respect such Compounds;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Definitions

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1	Affiliate
The term “Affiliate” shall mean any individual, corporation, association or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Party in question. As used in this definition of “Affiliate,” the term “control” shall mean the direct or indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise. Anything to the contrary in this paragraph notwithstanding, [***] or its subsidiaries (if any) shall not be deemed as Affiliates of Roche unless Roche provides written notice to Remix of its desire to include [***] as Affiliate(s) of Roche.

1.2	Agreement
The term “Agreement” shall mean this document, including any and all appendices and amendments to it as may be added or amended from time to time in accordance with the provisions of this Agreement.

1.3	Agreement Term
The term “Agreement Term” shall mean the period of time commencing on the Effective Date and, unless this Agreement is terminated in its entirety sooner as provided in Article 19, expiring on the date [***].

1.4	Applicable Law
The term “Applicable Law” shall mean any law, statute, ordinance, code, rule or regulation that has been enacted by a government authority (including without limitation, any Regulatory Authority) and is in force as of the Effective Date or comes into force during the Agreement Term, in each case to the extent that the same is applicable to the performance by the Parties of their respective obligations under this Agreement.

1.5	Arising Know-How
The term “Arising Know-How” means all Know-How that, as between the Parties, is conceived, discovered, developed, or otherwise made after the Effective Date by or on behalf of either or both Parties in connection with their performance of their respective activities under this Agreement.

1.6	Business Day
The term “Business Day” shall mean 9:00 am to 5:00 pm local time on a day other than a Saturday, Sunday or bank or other public or federal holiday in Basel, Switzerland or Massachusetts, U.S.A.

1.7	Calendar Quarter
The term “Calendar Quarter” shall mean each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31.

1.8	Calendar Year
The term “Calendar Year” shall mean the period of time beginning on January 1 and ending December 31, except for the first year which shall begin on the Effective Date and end on December 31.

1.9	Change of Control
The term “Change of Control” shall mean, with respect to a Party: (a) the acquisition by any Third Party of beneficial ownership of more than fifty percent (50%) of the then outstanding common shares or voting power of such Party, other than acquisitions by employee benefit plans sponsored or maintained by such Party; (b) the consummation of a business combination involving such Party, unless, following such business combination, the stockholders of such Party immediately prior to such business combination beneficially own directly or indirectly more than fifty percent (50%) of the then-outstanding common shares or voting power of the entity resulting from such business combination; or (c) the sale of all or substantially all of such Party’s assets or business relating to the subject matter of this Agreement.

1.10	Change of Control Group
The term “Change of Control Group” shall mean with respect to a Party, the person or entity, or group of persons or entities, that is the acquirer of, or a successor to, a Party in connection with a Change of Control, together with affiliates of such persons or entities that are not Affiliates of such Party immediately prior to the completion of such Change of Control of such Party.

1.11	Clinical Study
The term “Clinical Study” shall mean a Phase I Study, a Phase II Study or a Phase III Study, as applicable.

1.12	CLS Criteria
The term “CLS Criteria” shall mean the criteria specified as “CLS Criteria” for a given Program in the Research Plan.

1.13	Collaboration Target
The term “Collaboration Target” shall mean any of the [***] biological targets listed in Appendix 1.13. For clarity, “Collaboration Targets” includes all Priority Targets and all Reserved Targets (in each case, as defined below) designated by Roche in accordance with Section 4.4.2.1 until such time as the Program associated with each such target has expired in accordance with Section 4.4.2.1, Section 4.4.2.2, or Section 4.4.2.3 or is terminated in accordance with Section 19.2.1, Section 19.2.2 or Section 19.2.3 following which it shall cease to be a Collaboration Target for all purposes under this Agreement.

1.14	Collaboration Term
The term “Collaboration Term” shall mean, on a Program-by-Program basis, the period starting at the Effective Date of this Agreement and ending upon completion of all the activities under the Research Plan pertaining to such Program.

1.15	Combination Product
The term “Combination Product” shall mean any product which is
(a)	a single pharmaceutical formulation, containing as its active pharmaceutical ingredients both a Compound and one or more other therapeutically or prophylactically active pharmaceutical ingredients, or

(b)
a combination therapy comprised of a Compound and one or more other therapeutically or prophylactically active pharmaceutical ingredients, priced and sold in a single package containing such multiple products or packaged separately but sold together for a single price, in each case ((a) and (b)), including all dosage forms, formulations, presentations, line extensions, and package configurations. All references to Product in this Agreement shall be deemed to include Combination Product.

1.16	Commercially Reasonable Efforts
The term “Commercially Reasonable Efforts” shall mean [***].

1.17	Companion Diagnostic
The term “Companion Diagnostic” shall mean any product that is used for predicting or monitoring the response of a human being to treatment with a Product (e.g., a device, compound, kit, biomarker or service that contains a component that is used to detect or quantify the presence or amount of an analyte in body or tissue that affects the pathogens of the disease).

1.18	Composition of Matter Claim
The term “Composition of Matter Claim” shall mean, for a given Product in a given country of the Territory, [***].

1.19	Compound
The term “Compound” shall mean:

(a)	On a Program by Program basis, during the period commencing on the Effective Date and ending upon the earlier to occur of [***],

(b)	On a Program by Program basis, from and after the selection of the Preferred Chemical Series for such Program in accordance with Section 4.4.6, [***] (“Preferred Chemical Series Compounds”),

(c)	any derivative or modification of any compound in clause (b) that has been [***] (“Late Derivative”).

For clarity, the term “Compound” does not include [***].

1.20	Compulsory Sublicense Compensation
The term “Compulsory Sublicense Compensation” shall mean, for a given country or region in the Territory, the compensation paid to Roche by a Third Party (a “Compulsory Sublicensee”) under a license or sublicense of Remix Patent Rights and Joint Patent Rights granted to the Compulsory Sublicensee (the “Compulsory Sublicense”) through the order, decree or grant of a governmental authority having competent jurisdiction in such country or region, authorizing such Third Party to manufacture, use, sell, offer for sale, import or export a Product in such country or region.

1.21	Confidential Information
The term “Confidential Information” shall mean any and all information (including business or financial information), data or know-how (including Know-How), whether technical or non-technical, oral or written, that is disclosed by one Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”). Confidential Information shall not include any information, data or know-how that:

(a)
was generally available to the public at the time of disclosure, or becomes available to the public after disclosure by the Disclosing Party other than through fault (whether by action or inaction) of the Receiving Party or its Affiliates,

(b)	can be evidenced by written records to have been already known to the Receiving Party or its Affiliates prior to its receipt from the Disclosing Party,

(c)	is obtained at any time lawfully from a Third Party under circumstances permitting its use or disclosure,

(d)	is developed independently by the Receiving Party or its Affiliates as evidenced by written records other than through access or reference to or use of Confidential Information, or

(e)	is approved in writing by the Disclosing Party for release by the Receiving Party.

Notwithstanding the foregoing, Know-How generated under this Agreement that specifically relates to the Remix Platform Technology shall be considered Confidential Information of Remix. The terms of this Agreement shall be considered Confidential Information of the Parties. Remix shall not disclose any Confidential Information relating Compounds and Products to Third Parties without Roche’s prior consent, such consent not to be unreasonably withheld, conditioned or delayed.

1.22	Continuation Election Notice
The term “Continuation Election Notice” shall mean the notice Remix provides to Roche under Section 19.3.1 indicating Remix’s desire to continue to research, develop or commercialize the applicable terminated Compound or Product(s) in accordance with Section 19.3.1.

1.23	Control
The term “Control” shall mean (as an adjective or as a verb including conjugations and variations such as “Controls” “Controlled” or “Controlling”) (a) with respect to Patent Rights or Know-How, the possession by a Party (other than as a result of the rights or licenses granted to such Party herein) of the ability to grant a license or sublicense of such Patent Rights or Know-How without violating the terms of any agreement or arrangement between such Party and any Third Party and (b) with respect to proprietary materials, the possession by a Party (other than as a result of the licenses or rights granted to a Party herein) of the ability to supply such proprietary materials to the other Party as provided herein without violating the terms of any agreement or arrangement between such Party and any Third Party. [***].

1.24	Cover
The term “Cover” shall mean (as an adjective or as a verb including conjugations and variations such as “Covered,” “Coverage” or “Covering”) that the developing, making, using, offering for sale, promoting, selling, exporting or importing of a given compound, formulation or product would infringe a Valid Claim in the absence of a license under or ownership in the Patent Rights to which such Valid Claim pertains. The determination of whether a compound, formulation, process or product is Covered by any Valid Claim shall be made on a country-by-country basis.

1.25	Effective Date
The term “Effective Date” shall mean the date of the last signature on this Agreement.

1.26	EU
The term “EU” shall mean the European Union and all its then-current member countries.

1.27	Excluded Compounds
The term “Excluded Compounds” shall mean:
(a)	[***], and

(b)	[***].

1.28	Expert
The term “Expert” shall mean a person with no less than ten (10) years of pharmaceutical industry experience and expertise having occupied at least one senior position within a large pharmaceutical company relating to product commercialization or licensing, but excluding any current or former employee or consultant of either Party. Such person shall be fluent in the English language.

1.29	Exploit
The terms “Exploit”, “Exploitation”, “Exploiting”, or “Exploited” shall mean to research, have researched, develop, have developed, make, have made, import, export, use, have used, sell, have sold, or offer for sale, including to conduct pre-clinical development, clinically develop, commercialize, register, modify, enhance, improve, manufacture, have manufactured, hold, or keep (whether for disposal or otherwise), or otherwise dispose of.

1.30	FDA
The term “FDA” shall mean the Food and Drug Administration of the United States of America.

1.31	FDCA
The term “FDCA” shall mean the Food, Drug and Cosmetics Act of the United States of America.

1.32	Field
The term “Field” shall mean all uses.

1.33	First Commercial Sale
The term “First Commercial Sale” shall mean, on a country-by-country basis, [***].

1.34	Force Majeure Event
The term “Force Majeure Event” shall mean an event beyond the reasonable control of the affected Party not caused by the fault or negligence of such Party, which may include, but is not limited to, an embargo, war, act of war (whether war be declared or not), act of terrorism, insurrection, riot, civil commotion, strike, lockout or other labor disturbance, fire, flood, earthquake, epidemic, pandemic or other act of God or act, omission or delay in acting by any governmental authority or the other Party.

1.35	FTE
The term “FTE” shall mean a full-time equivalent person-year, based upon a total of no less than [***] working hours per year, undertaken in connection with the conduct of activities under this Agreement. In no circumstance can the work of any given person exceed one (1) FTE.

1.36	Gatekeeper
The term “Gatekeeper” shall mean the external patent attorney mutually agreed upon by the Parties and is a counterparty to a Gatekeeper Agreement.

1.37	Generic Product
The term “Generic Product” shall mean a generic version of the Product that (a) in the US, is approved under 21 U.S.C. 505(j) and has an “AB” rating with respect to the Product (or the equivalent of such statute if amended), or (b) in countries of the EU, is authorized to be placed on the market in accordance with Article 10(1)(a)(iii) of Directive 2001/83/EC (or the equivalent of such statute if amended), or (c) in countries of the Territory other than the US or countries of the EU, a generic version of the Product that (i) contains the same active pharmaceutical ingredient as the Compound in the Product and (ii) is approved by an expedited process that relies in whole or in part on safety and efficacy data generated for the first approval of the Product, and (iii) has the same or substantially the same labeling as the Product for at least one Indication of the Product.

1.38	Good Laboratory Practice
The term “Good Laboratory Practice” or “GLP” means the current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development, as amended from time to time, and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which a product is intended to be sold, to the extent such standards are not less stringent than United States Good Laboratory Practice.

1.39	Handle
The term “Handle” shall mean, with respect to Patent Rights, preparing, filing, prosecuting (including interferences, reissue, re-examination, post-grant reviews, inter-parties reviews, derivation proceedings and opposition proceedings), maintaining, and abandoning.

1.40	IFRS
The term “IFRS” shall mean International Financial Reporting Standards.

1.41	IND
The term “IND” shall mean an application as defined in the FDCA and applicable regulations promulgated by the FDA, or the equivalent application to the equivalent agency in any other country or group of countries, the filing of which is necessary to commence clinical testing of any therapeutic products in humans.

1.42	Indication
The term “Indication” shall mean a disease (a) for which the Product is indicated for treatment and (b) that is described in the Product label as required by the Regulatory Approval granted by the applicable Regulatory Authority.

1.43	Information Security Incident
The term “Information Security Incident” shall mean, with respect to Confidential Information, any unauthorized use, unauthorized disclosure, corruption (including ransomware attack) or loss of such Confidential Information.

1.44	Initiation
The term “Initiation” shall mean the date that a human is first dosed with any Product in any Clinical Study.

1.45	Initiation of GLP Tox Study
The term “Initiation of GLP Tox Study” shall mean the date that an animal is first dosed with any Product in a study of the relationship between dose and its effects on the exposed animal, where (i) the study is to be conducted in accordance with Good Laboratory Practice standards and (ii) the study has been designed in expectation that the results may support establishment of a safe starting dose of such Product in Clinical Studies.

1.46	Insolvency Event
The term “Insolvency Event” shall mean circumstances under which a Party (i) has a receiver or similar officer appointed over all or a material part of its assets or undertaking; (ii) passes a resolution for winding-up (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court makes an order to that effect or a court makes an order for administration (or any equivalent order in any jurisdiction); (iii) enters into any composition or arrangement with its creditors (other than relating to a solvent restructuring); (iv) ceases to carry on business without any successor; or (v) is judicially declared to be insolvent and thus is unable to pay its debts as they become due in the ordinary course of business.

1.47	Invention
The term “Invention” shall mean an invention that is discovered or conceived in connection with any activity carried out pursuant to this Agreement. Under this definition, an Invention may be made by employees of Remix solely or jointly with a Third Party (a “Remix Invention”), by employees of Roche, its Affiliates solely or jointly with a Third Party, including any Sublicensee or subcontractor (a “Roche Invention”), or jointly by employees of Remix and employees of Roche or its Affiliates with or without a Third Party, including any Sublicensee or subcontractor (a “Joint Invention”).

1.48	IRA Subject Product
The term “IRA Subject Product” shall mean a Product upon such Product becoming eligible for drug price negotiation under the Inflation Reduction Act of 2022.

1.49	Joint Intellectual Property
The term “Joint Intellectual Property” shall mean collectively (a) Joint Inventions, (b) Joint Patent Rights, and (c) Joint Know-How.

1.50	Joint Know-How
The term “Joint Know-How” shall mean Know-How that is made jointly by employees of Remix and Roche or its Affiliates, with or without a Third Party (including any Sublicensee or subcontractor) in connection with any activity carried out pursuant to this Agreement.

1.51	Joint Patent Rights
The term “Joint Patent Rights” shall mean all Patent Rights Covering a Joint Invention.

1.52	JOT
The term “JOT” shall mean a joint operating team described in Section 6.2.

1.53	JRC
The term “JRC” shall mean the joint research committee described in Section 6.1.

1.54	Know-How
The term “Know-How” shall mean data, knowledge and information, including materials, samples, chemical manufacturing data, toxicological data, pharmacological data, preclinical and clinical data, assays, platforms, formulations, specifications, and quality control testing data that are confidential and necessary or useful for the discovery, manufacture, development or commercialization of Compounds or Products.

1.55	LIGo Criteria
The term “LIGo Criteria” shall mean the criteria specified as “LIGo Criteria” for a given Program in the Research Plan.

1.56	LI Phase
The term “LI Phase” shall mean the lead identification phase of a given Program of the Research Collaboration specified as the “LI Phase” for such Program in the Research Plan.

1.57	LOGo Criteria
The term “LOGo Criteria” shall mean the criteria specified as “LOGo Criteria” for a given Program in the Research Plan.

1.58	LO Phase
The term “LO Phase” shall mean the lead optimization phase of a given Program of the Research Collaboration specified as the “LO Phase” for such Program in the Research Plan.

1.59	Major Countries
The term “Major Countries” or “Major Country” shall mean USA, Canada, UK, Germany, France, Italy, Spain, and China.

1.60	Net Sales
The term “Net Sales” shall mean, for any Product in a particular period:
(a)
the amount calculated by subtracting from the Sales of such Product by or on behalf of any member of the Roche Group for such period: [***]. For clarity, no deductions taken in calculating Sales under Section 1.105 may be taken a second time in calculating Net Sales; and

(b)	any Compulsory Sublicense Compensation received by the Roche Group in such period.

1.61	Nomination Criteria
The term “Nomination Criteria” shall mean the criteria specified as “Nomination Criteria” for a given Program in the Research Plan.

1.62	Operational-Level Decisions
The term “Operational-Level Decisions” shall mean those decisions concerned with the day-to-day execution of activities allocated to a Party pursuant to an existing Research Plan.

1.63	Party
The term “Party” shall mean Remix or Roche, as the case may be, and “Parties” shall mean Remix and Roche, collectively.

1.64	Patent Rights
The term “Patent Rights” shall mean all rights under any patent or patent application, in any country of the Territory, including any patents issuing on such patent application, and further including any substitution, extension or supplementary protection certificate, reissue, reexamination, renewal, divisional, continuation or continuation-in-part of any of the foregoing.

1.65	Phase 0
The term “Phase 0” shall mean the Initiation of GLP Tox Studies with respect to any Program of the Research Collaboration.

1.66	Ph0Go Criteria
The term “Ph0Go Criteria” shall mean the criteria specified as “Ph0Go Criteria” for a given Program in the Research Plan.

1.67	Phase I Study
The term “Phase I Study” shall mean a human clinical trial in any country that would satisfy the requirements of 21 C.F.R. § 312.21(a) (FDCA) and the foreign equivalent thereof.

1.68	Phase II Study
The term “Phase II Study” shall mean a human clinical trial, for which the primary endpoints include a determination of dose ranges or a preliminary determination of efficacy in patients being studied as described in 21 C.F.R. § 312.21(b) (FDCA) and the foreign equivalent thereof. Notwithstanding anything in this Agreement to the contrary, a Phase II Study of a Product which is determined by a Regulatory Authority to be sufficient to support an application for Regulatory Approval for such Product shall be deemed a Phase III Study for purposes of this Agreement.

1.69	Phase III Study
The term “Phase III Study” shall mean a human clinical trial that is prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in a manner sufficient to obtain Regulatory Approval to market such product in patients having the disease or condition being studied as described in 21 C.F.R. § 312.21(c) (FDCA) and the foreign equivalent thereof.

1.70	Preferred Chemical Series
The term “Preferred Chemical Series” shall, on a Program-by-Program basis, [***].

1.71	Product
The term “Product” shall mean any product, including without limitation any Combination Product, containing a Compound as a pharmaceutically active ingredient, regardless of their finished forms or formulations or dosages.

1.72	Program
The term “Program” shall mean, with regard to a given Collaboration Target, [***].

1.73	Regulatory Approval
The term “Regulatory Approval” shall mean any approvals, licenses, registrations or authorizations by a Regulatory Authority necessary for the development, manufacture, sale or use of a Product in the Field in any regulatory jurisdiction in the Territory.

1.74	Regulatory Authority
The term “Regulatory Authority” or “Regulatory Authorities” shall mean any national, supranational (e.g., the European Commission, the Council of the European Union, the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity including the FDA, in each country involved in the granting of Regulatory Approval for the Product.

1.75	Remix Active Program
[***]

1.76	Remix Arising Patents
[***]

1.77	Remix Arising IP
[***]

1.78	Remix Arising Know-How
[***]

1.79	Remix Background Patents
The term “Remix Background Patents” means all Patent Rights that Remix or its Affiliates Control as of the Effective Date or at any time during the Term (excluding any Remix Arising Patents or Joint Patent Rights) that (a) are necessary for the Exploitation of a Compound or Product or (b) that otherwise Cover a Compound or Product.

1.80	Remix Background IP
The term “Remix Background IP” shall mean the Remix Background Patents and the Remix Background Know-How.

1.81	Remix Background Know-How
The term “Remix Background Know-How” shall mean all Know-How that Remix or its Affiliates Control as of the Effective Date or at any time during the Term (excluding any Remix Arising Know-How or Joint Know-How), and that is necessary or useful for the Exploitation of a Compound or Product.

1.82	Remix Compound
The term “Remix Compound” shall mean a Compound originating from the Remix compound library and any derivatives thereof.

1.83	Remix IP
The term “Remix IP” shall mean the Remix Know-How, the Remix Patent Rights and Remix’s interest in the Joint Intellectual Property.

1.84	Remix Know-How
The term “Remix Know-How” shall mean the Remix Arising Know-How and the Remix Background Know-How.

1.85	Remix Patent Rights
The term “Remix Patent Rights” shall mean the Remix Background Patent Rights and the Remix Arising Patent Rights.

1.86	Remix Partnered Program
[***]

1.87	Remix Platform Technology
[***]

1.88	Research Collaboration
The term “Research Collaboration” shall mean the activities undertaken by the Parties pursuant to and in accordance with the Research Plan to identify and develop Compounds, and such other activities with regard to Compounds and Products as the Parties may agree in writing.

1.89	Research Plan
The term “Research Plan” shall mean the plan of research attached as Appendix 1.89 outlining the work expected to be performed by Remix with regard to the Programs for each of the Collaboration Targets, as such plan may be updated from time to time as provided in this Agreement.

1.90	Roche Arising Know-How
The term “Roche Arising Know-How” shall mean all Arising Know-How that is conceived, discovered, developed, or otherwise made solely by or on behalf of Roche.

1.91	Roche Background IP
[***]

1.92	Roche Compound
[***]

1.93	Roche Compound IP
[***]

1.94	Roche Compound Know-How
[***]

1.95	Roche Compound Patent Right
[***]

1.96	Roche Group
The term “Roche Group” shall mean collectively Roche, its Affiliates and its Sublicensees.

1.97	Roche IP
The term “Roche IP” shall mean the Roche Know-How, the Roche Patent Rights and Roche’s interest in the Joint Intellectual Property.

1.98	Roche Know-How
The term “Roche Know-How” shall mean all Know-How that Roche Controls during the Agreement Term that is necessary or useful for the Exploitation of any Compound or Product.

1.99	Roche LIGo Decision
[***]

1.100	Roche LOGo Decision
[***]

1.101	Roche Nomination Decision
The term “Roche Nomination Decision” shall mean the decision made by Roche in accordance with Section 4.4.2.1 to nominate [***] for Step 2 of the Screening and Hit Generation Phase.

1.102	Roche Patent Rights
The term “Roche Patent Rights” shall mean all Patent Rights Covering a Compound or Product that Roche Controls during the Agreement Term, but (for clarity) excluding Roche’s interest in any Joint Patent Rights.

1.103	Roche Ph0Go Decision
[***]

1.104	Royalty Term
The term “Royalty Term” shall mean, with respect to a given Product and for a given country, the period of time commencing on the date of First Commercial Sale of such Product in such country and ending on the later of the date that is [***].

1.105	Sales
The term “Sales” shall mean, for a Product in a particular period, the sum of (a) and (b):

(a)	[***].

(b)
for Sublicensees that are not Roche Affiliates (and excluding Compulsory Sublicensees), the sales amounts reported to Roche and its Affiliates in accordance with the Sublicensee contractual terms and their then-currently used accounting standards. For the purpose of clarity, any such Sublicensee sales as reported to Roche in accordance with Compulsory Sublicense agreements shall be excluded from the sales amount.

1.106	Screening and Hit Generation Phase
The term “Screening and Hit Generation Phase” shall mean the phase of a given Program of the Research Collaboration during which Remix will seek to identify compounds directed to the Collaboration Target associated with such Program [***].

1.107	Sublicensee
The term “Sublicensee” shall mean an entity to which Roche has sublicensed the rights granted to it by Remix under Section 2.1 (through one or multiple tiers) in accordance with Section 2.2 of this Agreement, other than through a Compulsory Sublicense.

1.108	Territory
The term “Territory” shall mean all countries of the world.

1.109	Third Party
The term “Third Party” shall mean a person or entity other than (i) Remix or any of its Affiliates or (ii) Roche or any of its Affiliates.

1.110	US
The term “US” shall mean the United States of America and its territories and possessions.

1.111	US$
The term “US$” shall mean US dollars.

1.112	Valid Claim
The term “Valid Claim” shall mean on a country-by-country basis, any claim of (a) any issued, unexpired, and uncancelled patent that has not been (i) held permanently revoked, unenforceable, unpatentable, or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable, or unappealed within the time allowed for appeal in the country of issuance, (ii) rendered unenforceable through disclaimer or otherwise, (iii) withdrawn or abandoned, [***].

1.113	Additional Definitions
Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
Accounting Period	10.1
Acquired Party	20
Affinity Compound	1.19
Alliance Director	6.5
Bankruptcy Code	21
Baseball Expert	19.3.1(d)
Breaching Party	19.2.1
Chairperson	6.1.1
Certification Notice	13.10
Chugai	1.1
CLS Data Package	4.4.2.3
Competitive Infringement	13.7.1
Compulsory Sublicense	1.20
Compulsory Sublicensee	1.20
Data Subjects	8
Decision Period	13.7.2
Disclosing Party	1.21
Enforcement Action	13.7.2

Definition	Section
Expert Committee	9.5.3.1
FP	1.87
Gatekeeper Agreement	4.4.7
H-W Enforcement Action	13.10
H-W Suit Notice	13.10
Indemnified Party	16.3
Indemnifying Party	16.3
Initiating Party	13.7.4
Joint Invention	1.47
JPCT	6.3
Late Derivative	1.19
LIGo Data Package	4.4.2.1
LOGo Data Package	4.4.2.2
Materials	4.6
Members	6.1.1
Minimum Transfer Payment	19.3.4.3
Nomination Data Package	4.4.2.1
Nomination Fee	4.4.2.1
Non-Acquired Party	20
Non-Breaching Party	19.2.1
Patent Term Extensions	13.11
Payment Assignment	22.4
Payment Currency	10.3
Payment Rights Transfer	22.3
Peremptory Notice Period	19.2.1
Ph0Go Data Package	4.4.2.3
PII/Samples	19.3.4.3
Post-CLS Step	4.4.2.3
Pre-CLS Step	4.4.2.3
Preferred Chemical Series Compound	1.19
Priority Target	4.4.2.1
Publishing Notice	18.4
Publishing Party	18.4
Receiving Party	1.21
Relative Commercial Value	9.5.3.1
Remix	cover page
Remix Excluded Program List	4.4.7
Remix Indemnitees	16.1
Remix Invention	1.47
Remix-Originated Transfer Activities	19.3.4.3
Remix Prosecuted Research Patent Rights	13.2
REMseq	1.87
Representative	6.2.1
Reserved Target	4.4.2.1
Reversion License Terms	19.3.1
Roche	cover page

Definition	Section
Roche Basel	cover page
Roche Indemnitees	16.2
Roche Invention	1.47
Roche Transfer Activities	19.3.4.3
Roche US	cover page
Royalty Floor	9.7
Selected Roche Employees	4.4.4
Sensitive Information	20
Settlement	13.7.7
SPCs	13.11
Step 1	4.4.2.1
Step 2	4.4.2.1
Step 3	4.4.2.1
Sublicense	2.2
Suit Notice	13.7.3
Tolerability Study	9.2
Transfer	22.4
Validation Request	4.4.7

2.	Grant of License

2.1	Licenses

2.1.1	Non-Exclusive Cross Licenses

Subject to the terms and conditions of this Agreement, each of Remix and Roche hereby grants to the other Party during the Collaboration Term a non-exclusive, non-transferable, right and license, with the right to sublicense in accordance with Section 2.2, under the Remix IP and Roche IP, respectively, solely to enable the other Party to perform its respective activities contemplated for each Program of the Research Collaboration under the Research Plan during the Collaboration Term. For clarity, the foregoing license grant from Remix excludes any license or right to use the Remix Platform Technology.

2.1.2	Research, Development and Commercial License

Subject to the terms and conditions of this Agreement, Remix hereby grants to Roche an exclusive (subject to Remix’s right to conduct any activities expressly contemplated by this Agreement, but otherwise even as to Remix), non-transferable (except as expressly set forth in Section 22.4), right and license, including the right to sublicense in accordance with Section 2.2, under the Remix IP, to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell and have sold Compounds and Products and Companion Diagnostic in the Field in the Territory. For clarity, the foregoing license grant from Remix excludes any license or right to use the Remix Platform Technology.

2.1.3	Companion Diagnostic License

Subject to the terms and conditions of this Agreement, Remix hereby grants to Roche an exclusive (subject to Remix’s to conduct any activities expressly contemplated by this Agreement, but otherwise even as to Remix), non-transferable (except as expressly set forth in Section 22.4), right and license, including the right to sublicense in accordance with Section 2.2, under the Remix Arising IP and Remix’s interest in the Joint Intellectual Property, to use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell and have sold Companion Diagnostics in the Field in the Territory solely in conjunction with the development, sale or use of a Product in accordance with the terms and conditions of this Agreement, and not on a stand-alone basis.

2.2	Sublicenses
During the Collaboration Term, Roche shall have the right to grant sublicenses (each, a “Sublicense”) under the rights licensed to Roche under this Article 2 to Affiliates, [***], subcontractors and other Third Party service providers solely to complete those activities assigned to Roche under the Research Plan. After the completion of the Collaboration Term with respect to any Program, Roche shall have the right, in its sole discretion, to grant Sublicenses, through multiple tiers, in the Territory in the Field under the rights licensed to Roche under this Article 2 to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell and have sold in the Field and the Territory the Compounds and Products generated during such Program, without Remix’s consent. Roche shall remain liable for the performance of all its obligations under this Agreement and shall be responsible and liable for compliance by its Sublicensees with the applicable provisions of this Agreement. Any Sublicense granted in accordance with this Section 2.2 to a Sublicensee shall be in writing, subject and subordinate to, and consistent with the applicable terms and conditions of this Agreement. Upon request of Remix, Roche shall provide Remix with a copy of such Sublicense other than a Sublicense to an Affiliate of Roche or [***], which copy may be redacted solely as needed to protect confidential information, including but not limited to the financial terms of such sublicense, provided that no such redactions impair Remix’s ability to confirm compliance with this Agreement.

2.3	Compulsory Sublicenses.
In the event that Roche or Remix receives a request for a Compulsory Sublicense anywhere in the Territory during the Royalty Term, it shall promptly notify the other Party. If any Third Party obtains a Compulsory Sublicense in any country in the Territory during the Royalty Term, then Remix or Roche (whichever has first notice) shall promptly notify the other Party.

3.	Exclusivity
Other than in the performance of activities under this Agreement, on a Collaboration Target-by-Collaboration Target basis, commencing upon the Effective Date and ending upon the earliest of: [***], Remix will not conduct any activities outside this Agreement to research, develop, commercialize or otherwise Exploit any compound (including any Excluded Compound) that [***].

For the avoidance of doubt, upon expiration or termination of any Program associated with a Collaboration Target, Remix will be free to research, develop, commercialize or otherwise Exploit any compound (including any Excluded Compound) that [***], without any limitations or obligations to Roche or otherwise under this Agreement. In addition, [***], any Collaboration Targets which are still Reserved Targets as of such date will cease to be a Collaboration Targets for purposes of this Article 3 and Remix will be free to research, develop, commercialize or otherwise Exploit any compound (including any Excluded Compound) that [***], without any limitations or obligations to Roche or otherwise under this Agreement.

4.	Research Collaboration

4.1	Scope
During the Collaboration Term, Roche and Remix shall conduct the mutually agreed Research Collaboration pursuant to the Research Plan and this Article 4. The activities conducted in connection with the Research Collaborations will be overseen by the JRC and, if applicable, the JOTs and the JPCT. The activities associated with each Program will be conducted in three phases: [***].

4.2	Research Plan; Updates to Research Plan
On a Program-by-Program basis, the Research Plan will set forth (a) the scope of the Programs and the responsibilities of each Party in connection with each Program, (b) specific objectives and criteria [***] associated with each Program, and (c) information and data exchange associated with each Program. The JRC shall review the Research Plan on an ongoing basis and may amend the Research Plan in accordance with Section 6.1.2. Any such changes shall be reflected in written amendments to the Research Plan.

4.3	Subcontracting
Roche may subcontract any work performed by it under the Research Plan. Remix may subcontract any work performed by it under the Research Plan to any subcontractors listed in Appendix 4.3. If Remix wishes to subcontract any work performed under the Research Plan to a subcontractor that is not listed in Appendix 4.3, Remix will notify Roche that it wishes to engage any additional subcontractor prior to such engagement. To the extent Roche objects to any such proposed subcontractor, it must notify Remix promptly, but in any event within [***] following receipt of Remix’s notice, and the Parties shall promptly meet to discuss such objection. Remix shall not engage such additional subcontractor for which Roche has provided Remix with a timely notice of its objection without Roche’s prior written consent, which shall not be unreasonably withheld or delayed. Appendix 4.3 will be revised to include any subcontractor which has been approved by Roche in accordance with this Section 4.3; provided, however, that a failure to so include a subcontractor on Appendix 4.3 that has otherwise been approved in writing (including by email) by Roche shall not preclude such subcontractor from being deemed an authorized subcontractor for purposes of this Section 4.3.

Each Party shall have written agreements with their respective subcontractors performing activities under the Research Plan which shall contain terms sufficient for such Party to comply with all provisions of this Agreement and to support all grants and assignments of rights and ownership hereunder and shall include restrictions on the use and disclosure of the other Party’s Confidential Information at least as protective as this Agreement. Each Party shall be liable for the actions or omissions of its subcontractors in performing work hereunder and the compliance of its subcontractors with the terms and conditions of this Agreement. The engagement of any subcontractor, whether or not in compliance with this Section 4.3, shall not relieve a Party of its obligations under this Agreement. The JRC will maintain a list of Remix’s approved subcontractors (including those listed in Appendix 4.3).

4.4	Overview of Programs

4.4.1	Conduct of Programs

On a Program-by-Program basis, the Parties shall use Commercially Reasonable Efforts to perform their respective tasks and obligations as ascribed to them for the phases of the Programs in the then-current Research Plan and in accordance with the timelines set forth therein.

[***] Upon completion of each phase of a Program, the JOT will prepare and deliver to the JRC the applicable data package, as further described below. Upon receipt of the applicable data package by the JRC, Roche, in its sole discretion, shall decide, whether to proceed to the next phase of the Program, independent of whether or not the criteria for the particular Program phase have been met, by issuing timely written notice of its decision to Remix.

4.4.2	Program Phases

4.4.2.1	Screening and Hit Generation Phase

During the Screening and Hit Generation Phase, Remix and Roche, where applicable, shall on a Program-by-Program basis, perform all activities assigned to them under the Research Plan, with the objective to meet the LIGo Criteria with respect to each such Program.

[***]

On a Program-by-Program Phase, upon completion of Step 1 with respect to such Program, Remix shall provide all resulting information and data for such Program to the relevant JOT and such JOT shall prepare and deliver to the JRC a data package containing (i) a summary of all activities, data and results generated during Step 1 for each Program, and (ii) [***]. Within [***] of presentation of the Nomination Data Package [***] to the JRC and prior to entering Step 2, Roche has the right, but no obligation, to nominate up [***] for Step 2 and Step 3 of the Screening and Hit Generation Phase by providing written notice of its decision to Remix, subject to Roche’s timely payment of the applicable fee on a Collaboration Target-by-Collaboration Target basis as set forth in Section 9.2 (each such fee, the “Nomination Fee”).

Upon completion of Step 2 and Step 3 of the Screening and Hit Generation Phase, Remix shall, on a Program-by-Program basis, provide all information and data resulting from Step 2 and Step 3 of the Screening and Hit Generation Phase for all of the Collaboration Targets, for which Roche has paid the Nomination Fee, to the relevant JOT, and such JOT shall prepare and deliver to the JRC a data package containing (A) a summary of all activities, data and results generated during Step 2 and Step 3 of the Screening and Hit Generation Phase with respect to all of the Collaboration Targets for which Roche has paid the Nomination Fee, (B) a list of all compounds generated during Step 2 or Step 3 of the Screening and Hit Generation Phase for all of the Collaboration Targets for which Roche has paid the Nomination Fee [***] as confirmed in the dose response [***], including all such data and results indicating whether or not each designated criteria as set forth in the Research Plan have been met and Remix’s assessment of whether or not any such compounds are or might be Excluded Compounds, (C) all data, results and chemical structures [***] resulting from Step 2 and Step 3 of the Screening and Hit Generation Phase for all of the Collaboration Targets for which Roche has paid the Nomination Fee, (D) upon Roche’s written request to Remix and subject to Section 4.4.4, chemical structures of compounds referenced in clause (B) above, [***]. Roche may also ask Remix to provide it with any other information generated during the Screening and Hit Generation Phase and in Remix’s possession and control as of the date Roche makes such a request which Roche determines is reasonably required to issue a Roche LIGo Decision.

If the JRC determines that the LIGo Criteria have been met by any of the Programs described in the LIGo Package, Roche, in its sole discretion, shall have the right to issue a Roche LIGo Decision for such Program (and the associated Collaboration Target), up to a total [***] of such Programs, (each such Collaboration Target for which a LIGo Decision is made by Roche, a “Priority Target”) within [***] following the JRC’s determination by providing written notice of its decision to Remix. The remaining Collaboration Targets (each a “Reserved Target”) will be reserved for Roche’s selection as a Priority Target up to and until such time as the Programs associated with any [***] Priority Targets (including any Reserved Targets which have been promoted to a Priority Target by Roche in accordance with Section 4.4.2.2) have commenced Phase 0.

If the JRC determines that the LIGo Criteria have not been met with respect to any Program submitted to the JRC pursuant to this Section 4.4.2.1, then,

(aa)
the Parties may, by mutual agreement only (including via a written amendment to the Research Plan, as appropriate), agree to continue work with an extension of the Screening and Hit Generation Phase for such Program, or

(bb)
Roche may, in its sole discretion, issue a Roche LIGo Decision with respect to such Program, up to a maximum of [***] total Programs, and their associated Collaboration Targets, as outlined above by providing written notice of its decision to Remix.

If neither of the foregoing (aa) or (bb) occur within [***] following the JRC’s determination that the LIGo Criteria have not been met with respect to any Program, or if the JRC determines that the LIGo Criteria have been met with respect to any Program, but Roche decides not to advance such Program to the LI Phase, either by providing written notice of its decision to Remix or failing to advance such Program to the LI Phase within [***] following the JRC’s determination, the Program with respect to the applicable Collaboration Target shall expire as set forth in Section 4.4.8.

4.4.2.2	LI Phase

During the LI Phase, Remix and Roche, as applicable, shall, on a Program-by-Program basis perform all activities assigned to them under the Research Plan for each Program (and the associated Priority Target), with the objective to meet the LOGo Criteria for such Program.

During the LI Phase and up until the completion of the LI Phase with respect to any Program Remix may elect to designate one or more compounds identified, conceived or reduced to practice [***].

Upon completion of all activities of the LI Phase with respect to any Program, Remix shall, on a Program-by-Program basis, provide all information and data resulting from activities during the LI Phase for such Program to the relevant JOT responsible for overseeing such Program and such JOT shall prepare and deliver to the JRC a data package containing (a) all data and results [***] and (b) an evaluation of whether or not the LOGo Criteria have been met for any Compounds generated or tested during the LI Phase (the “LOGo Data Package”).

If the JRC determines that the LOGo Criteria have been met by any of the Compounds generated or tested during the LI Phase of any Program associated with a Priority Target, then Roche, in its sole discretion, shall have the right to issue a Roche LOGo Decision for such Program, and to advance such Program to the LO Phase, by providing written notice of its decision to Remix within [***] following the JRC’s determination. For clarity, if Roche does not issue a Roche LOGo Decision for any Program determined by the JRC to have met the LOGo Criteria within [***] following the JRC’s determination, then such Program shall expire as set forth in Section 4.4.8.

If the JRC determines that the LOGo Criteria have not been met with regard to any Program submitted to it pursuant to this Section 4.4.2.2, then,

(i)	the Parties may, by mutual agreement only (including via a written amendment to the Research Plan, as appropriate), agree to continue work with an extension of the LI Phase for such Program, or

(ii)	Roche may, in its sole discretion, issue a Roche LOGo Decision with respect to such Program and their associated Priority Targets, as outlined above.

If neither of the foregoing (i) or (ii) occur within [***] following the JRC’s determination that the LOGo Criteria have not been met with respect to any Program associated with a Priority Target, such Program shall expire as set forth in Section 4.4.8, and Roche shall have the right to issue a Roche LIGo Decision for any Collaboration Target which is still classified as a Reserved Target as of the date such LIGo Decision is issued by Roche to Remix by providing written notice of its decision to Remix within [***] following the JRC’s determination. Any Reserved Target for which Roche issues a LIGo Decision pursuant to this Section 4.4.2.2 will then become a Priority Target and will be researched by the Parties according to the Program for such Collaboration Target set forth in the Research Plan, subject to Roche making the LIGo milestone payment for such Collaboration Target to Remix in accordance with the last sentence of Section 9.2.

4.4.2.3	LO Phase

During the LO Phase, Remix and Roche, where applicable, shall, on a Program-by-Program basis, perform all activities assigned to them under the Research Plan for a given Program associated with a Priority Target, with the objective to meet (a) the CLS Criteria (“Pre-CLS Step”) and (b) the Ph0Go Criteria (“Post-CLS Step”) for such Program.

Upon completion of all activities of the Pre-CLS Step of the LO Phase for each Program, Remix shall, on a Program-by-Program basis, provide all information and data resulting from activities during the Pre-CLS Step of the LO Phase for such Program to the relevant JOT responsible for overseeing such Program and such JOT shall prepare and deliver to the JRC a data package containing (i) all data and results (including, upon Roche’s request to Remix, chemical structures) generated or tested during the Pre-CLS Step of the LO Phase for such Program, and (ii) an evaluation of whether or not the CLS Criteria have been met by any Compounds generated or tested during the Pre-CLS Step of the LO Phase for such Program (the “CLS Data Package”). The JRC shall have [***] following receipt of such data package to determine whether the CLS Criteria have been met by any Compounds generated or tested during the Pre-CLS Step of the LO Phase for any Program.

If the JRC determines that the CLS Criteria have been met by any Compounds generated or tested during the Pre-CLS Step of the LO Phase for any Program, the JRC will select Compounds to advance into the Post-CLS Step of the LO Phase for such Program.

If the JRC determines that the CLS Criteria have not been met by any Compounds generated or tested during the Pre-CLS Step of the LO Phase for a given Program, then

(A)	the Parties may, by mutual agreement only (including via an amendment to the Research Plan), agree to continue work with an extension of the LO Phase for such Program, or

(B)	The JRC may select Compounds from such Program to advance into the Post-CLS Step of the LO Phase for such Program.

If neither of the foregoing (A) or (B) occur within [***] following the JRC’s determination that the CLS Criteria have not been met by any Compounds generated or tested during the Pre-CLS Step of the LO Phase for a given Program, the Program shall expire as set forth in Section 4.4.8, and Roche shall have the right to issue a Roche LIGo Decision for any Collaboration Target which is still classified as a Reserved Target as of the date such LIGo Decision is issued by Roche to Remix by providing written notice of its decision to the JRC within [***] following the JRC’s determination. Any Reserved Target for which Roche issues a LIGo Decision pursuant to this Section 4.4.2.3 which will then become a Priority Target and will be researched by the Parties according to the Program for such Collaboration Target set forth in the Research Plan, subject to Roche making the LIGo milestone payment for such Reserved Target in accordance with the last sentence of Section 9.2.

Upon completion of all activities of the Post-CLS Step of the LO Phase for any Program, Remix shall provide all information and data resulting from activities during the Post-CLS Step of the LO Phase for such Program, including all safety data, to the relevant JOT responsible for overseeing such Program and such JOT shall prepare and deliver to the JRC a data package containing (aa) all data and results [***] generated or tested during the Post-CLS Step of the LO Phase for such Program, and (bb) an evaluation of whether or not the Ph0Go Criteria have been met for any Compounds generated or tested during the Post-CLS Step of the LO Phase for such Program (the “Ph0Go Data Package”).

If the JRC determines that the Ph0Go Criteria have been met, Roche, in its sole discretion, has the right to issue a Roche Ph0Go Decision for a given Program from the LO Phase, within [***] of presentation of the Ph0Go Data Package to the JRC.

If the JRC determines that the Ph0Go Criteria have not been met by any Compounds generated or tested during the Post-CLS Step of the LO Phase for a given Program, then

(I)	the Parties may, by mutual agreement only (including via an amendment to the Research Plan), agree to continue work with an extension of the LO Phase for such Program, or

(II)	Roche, in its sole discretion, may issue a Roche Ph0Go Decision for such Program.

If neither of the foregoing (I) or (II) occur within [***] following the JRC’s determination that the Ph0Go Criteria have not been met by any Compounds generated or tested during the Post-CLS Step of the LO Phase for a given Program, the Program shall expire as set forth in Section 4.4.8, and Roche shall have the right to issue a Roche LIGo Decision for any Collaboration Target which is still classified as a Reserved Target as of the date such LIGo Decision is issued by Roche to Remix by providing written notice of its decision to the JRC within [***] following the JRC’s determination. Any Reserved Target for which Roche issues a LIGo Decision pursuant to this Section 4.4.2.3 will then become a Priority Target and will be researched by the Parties according to the Program for such Collaboration Target set forth in the Research Plan, subject to Roche making the LIGo milestone payment for such Reserved Target in accordance with the last sentence of Section 9.2.

4.4.3	Backup Compounds

During the Collaboration Term and in accordance with the Research Plan, Remix shall be responsible for the generation of “back-up” Compounds.

Following, Roche’s Ph0Go Decision with respect to a given Program, the Parties may agree to extend the Collaboration Term to generate [***].

4.4.4	Disclosure of Remix Chemical Structures to Roche

If Roche requests to review chemical structures of compounds derived from the Remix compound library from a given Program prior to the Roche LOGo Decision with respect such Program in accordance with Section 4.4.2.1 and Section 4.4.2.2, Roche’s review of such chemical structures will be limited to:

(a)
[***] Roche employees previously selected by the JRC (“Selected Roche Employees”). The Selected Roche Employees will be segregated from (i) the personnel working on any other Roche programs involving [***], and (ii) information relating to any other Roche programs involving [***]. Upon Roche’s reasonable request, Remix may, at its discretion, allow a certain number of additional Roche employees to review the chemical structures, provided that such additional reviewers are subject to the same segregation as the Selected Roche Employees, and

(b)	Roche’s designated internal and external patent attorneys who are subject to the same segregation as the Selected Roche Employees.

For clarity, such limitations will not be applicable to any [***].

4.4.5	Disclosure of Roche Chemical Structures to Remix

The Parties intend to use [***] for Screening and Hit Generation, as outlined in the Research Plan. Any subset of the [***] will be shared with Remix in a blinded fashion [***] and unblinding/disclosure of [***] is gated to compounds that regulate the expression of a Collaboration Target [***].

4.4.6	Preferred Chemical Series

On a Program-by-Program basis, promptly following Roche’s issuance of a Roche LOGo Decision for such Program, the JOT responsible for such Program shall, with input from the JPCT, select the Preferred Chemical Series for such Program and submit that selection to the JRC for approval. The Preferred Chemical Series for any Program must be approved by the JRC prior to Roche initiating any Phase 0 activities with respect to such Program; provided, however, that the [***]. Any such modifications to the Preferred Chemical Series shall be jointly discussed and agreed by the Parties except that, [***].

Upon the JRC’s approval of the initial Preferred Chemical Series selected for any Program, any Affinity Compounds which are not included within the scope of such Preferred Chemical Series shall thereafter cease to be considered “Compounds” for all purposes of this Agreement and all such Affinity Compounds shall immediately revert to and be owned by Remix. Except in the event that any Affinity Compounds transferred to Remix under this Section are subsequently included in any modified version of the initial Preferred Chemical Series for a Program as contemplated above, in which case such Affinity Compounds shall be deemed to be a “Compound” pursuant to clause (b) of Section 1.19, Roche shall have no rights or licenses with respect to any such Affinity Compounds.

4.4.7	Gatekeeper

[***]

4.4.8	Expiration of Program

Following the expiration of a Program pursuant to Section 4.4.2.1, Section 4.4.2.2, and Section 4.4.2.3, each Party shall return or destroy, as agreed between the Parties, all copies of the Confidential Information or Material it has received from the other Party specifically for such Program.

For the avoidance of doubt, the expiration of a Program pursuant to Section 4.4.2.1, Section 4.4.2.2, or Section 4.4.2.3 shall occur immediately and automatically upon the occurrence of the relevant expiration event specified in such Sections and shall not require the prior written notice periods referenced in Section 19.2.3.

4.4.9	Limitation on Number of Programs

Notwithstanding anything to the contrary in this Agreement, the total number of Programs which are the subject of any ongoing activities under the LI Phase or LO Phase at any one time shall not exceed [***] Programs.

4.5	Records; Reports
Each Party shall prepare and provide to the JRC [***] ahead of each JRC meeting a detailed written report (which may be in the form of a slide deck) summarizing the progress of the work performed by such Party in the course of the Research Collaboration since the last JRC meeting.

Each Party shall maintain records of the Research Collaboration (or cause such records to be maintained by Third Parties providing services on behalf of such Party) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved by or on behalf of such Party in the performance of the Research Collaboration. Each Party shall maintain its laboratory notebooks related to the Research Collaboration for a reasonable period of time in accordance with customary industry practices.

4.6	Transfer of Materials
The Parties shall provide each other with sufficient quantities of certain physical materials as set forth in the Research Plan and other materials as a Party may elect to provide to the other Party from time to time under this Agreement (collectively, the “Materials”). Neither Party shall transfer, deliver or disclose any such Materials, or any derivatives, analogs, modifications or components thereof, to any Third Party without the prior written approval of the Party providing the Material, except to subcontractors performing any activities as contemplated in the Research Plan in accordance with Section 4.3.

The Parties will use the Materials supplied under this Agreement with appropriate caution in any experimental work as not all of their characteristics may be known, and in no event will they be administered to humans.

Remix will deliver Materials to Roche under [***]. Remix will provide to Roche prior to Material deliveries all the necessary import documentation including but not limited to licenses and other permissions.

Roche will deliver Materials to Remix under [***]. Roche will provide to Remix prior to Material deliveries all the necessary import documentation including but not limited to licenses and other permissions.

4.7	Technology Transfer
If and to the extent such transfer has not yet taken place with respect to any Program for which Roche has paid the milestone associated with the LOGo Decision, Remix shall, upon Roche’s request, initiate a transfer to Roche of [***].

Unless otherwise specified in this Agreement or as agreed to by the Parties, the shipment by Remix of the above Roche Compounds and Materials shall be at Roche’s cost and expense and shall be shipped [***].

5.	Diligence
On a Program-by-Program basis, from and after the Initiation of GLP Tox Studies with respect to such Program, Roche shall use Commercially Reasonable Efforts to [***].

6.	Governance

6.1	Joint Research Committee
Within [***] after the Effective Date of this Agreement, the Parties shall establish a JRC to oversee the Research Collaboration carried out under this Agreement.

6.1.1	Members

The JRC shall be composed of [***] persons (“Members”). Roche and Remix shall each be entitled to appoint up to [***] Members to the JRC, each of whom shall be employees of the respective Party with appropriate seniority and functional expertise to carry out their responsibilities on the JRC. Subject to the previous sentence, each Party may replace any of its Members and appoint a person to fill the vacancy arising from each such replacement. A Party that replaces a Member shall notify the other Party at least [***] prior to the next scheduled meeting of the JRC. Both Parties shall use reasonable efforts to keep an appropriate level of continuity in representation. Both Parties may invite a reasonable number of additional Experts or scientific advisors or consultants to attend part or the whole JRC meeting with prior notification to the JRC, provided that any non-employee attending the JRC is bound by written obligations of confidentiality and non-disclosure substantially equivalent to those set forth in Article 18 and that the other Party has provided its prior written approval for such non-employee to attend (such approval not to be unreasonably withheld, delayed, or conditioned. Members may be represented at any meeting by another person designated by the absent Member, provided that such person is also an employee of the same company as the absent Member. The JRC shall be chaired by one (1) of the Members of a Party (“Chairperson”), which shall rotate on a yearly basis. The initial Chairperson shall be a Roche Member and will be designated by Roche within [***] after the Effective Date.

6.1.2	Responsibilities of the JRC

The JRC shall have the responsibility and authority to:

(a)	review and approve any amendments to the Research Plan;

(b)	review and oversee the execution of the Research Plan (excluding Operational-Level Decisions)

(c)	approve timelines and criteria for decision points;

(d)	review [***] and determine whether the respective criteria have been met;

(e)	review the CLS Package to determine whether success criteria have been met and prioritize Compounds that should undergo dose range finding toxicology studies;

(f)	review and approve the scope of the genus formula representing Preferred Chemical Series proposed by any JOT;

(g)	identify and allocate appropriate resources necessary to conduct the Research Plan across Programs;

(h)	establish and set expectations and mandates for any JOT;

(i)	create or disband any JOT as deemed appropriate;

(j)	oversee the activities of any JOT;

(k)	monitor the technology transfer activities; and

(l)	attempt to resolve any disputes at the JOTs or the JPCT on an informal basis.

The JRC shall have no responsibility and authority other than that expressly set forth in this Section 6.1.2.

6.1.3	Meetings

The Chairperson or his/her delegate will be responsible for sending invitations and agendas for all JRC meetings to all Members at least [***] before the next scheduled meeting of the JRC. The venue for the meetings shall be agreed by the JRC. The JRC shall hold meetings at least [***], either in person or by tele-/video-conference, and in any case as frequently as the Members of the JRC may agree shall be necessary, but not more than [***].

6.1.4	Minutes

The Chairperson will be responsible for designating a Member to record in reasonable detail, and circulate, draft minutes of JRC meetings to all Members for comment and review within [***] after the relevant meeting. The Members of the JRC shall have [***] to provide comments. The Party preparing the minutes shall incorporate timely received comments and distribute the revised minutes to all Members within [***] of the relevant meeting. The Members shall review and agree on the minutes of each meeting promptly following receipt of such revised copy; provided that such minutes shall be deemed approved if no Members have objected to such minutes within [***] after having received such revised meeting minutes.

6.1.5	Decisions

6.1.5.1	Decision Making Authority

The JRC shall decide matters within its responsibilities set forth in Section 6.1.2. The JRC shall have no authority to amend or waive any terms of this Agreement.

6.1.5.2	Decision Making and Escalation

The Members of the JRC shall act in good faith to cooperate with one another and seek agreement with respect to issues to be decided by the JRC. The Parties shall endeavor to make decisions by consensus, with each of the up to [***] Members of each Party having collectively one (1) vote. In the event of a deadlock at the JRC, the Parties will attempt to resolve by the Parties’ respective senior executives [***] for resolution, who together shall use reasonable and good faith efforts to reach a decision by consensus within [***] after the date such matter is referred to them. If the Parties still fail to reach a decision within such [***], then Remix shall have the final decision making authority on [***]; whereas Roche shall have the final decision authority on [***], provided, however, that Roche may not exercise its final decision-making authority to [***].

6.1.6	Duration of JRC

Upon [***] the JRC shall be disbanded.

6.2	Joint Operation Team
The JRC shall have the right to establish one (1) or more Joint Operation Teams (each, a “JOT”) which would be responsible for overseeing the conduct and the execution of each current Program under the Research Plan and for reviewing the Parties’ progress thereunder and for any additional responsibilities assigned to it by the JRC.

6.2.1	Representatives; Meetings; Minutes

The JOTs shall be composed of employees or consultants (each, a “Representative”) designated by each of Remix and Roche. Each such Representative must be appropriate for the tasks then being undertaken under the Research Plan in terms of their seniority, availability, and function in their respective organizations, training and experience. Each Party shall designate one (1) of its Representatives on each JOT as its primary point of contact for such JOT. Each Party may replace its Representatives on any JOT from time to time upon written notice to the other Party; provided, however, if a Party’s Representative is unable to attend a meeting, such Party may designate a knowledgeable alternate Representative of such Party to attend such meeting and perform the functions of such Representative. If a Representative is a non-employee, such non-employee shall be bound by written obligations of confidentiality and non-disclosure substantially equivalent to those set forth in Article 18 and shall not be an employee of any company that is researching, developing or commercializing small molecule splice modulators.

Each JOT shall meet as often as reasonably necessary to carry out its duties by audio or video teleconference or as otherwise agreed by such JOT. The JOT shall keep minutes of its meetings that record in writing all decisions made, action items assigned or completed and other appropriate matters. The Meeting minutes shall be finalized promptly after a meeting.

6.2.2	Limitations of Authority

The JOT shall have no authority to make decisions under this Agreement or to amend or waive any terms of this Agreement.

6.2.3	Lifetime

Unless disbanded earlier by the JRC, upon [***] all of the existing JOTs shall be disbanded.

6.3	Joint Patent Coordination Team
Within a reasonable period of time following the Effective Date the Parties shall establish a Joint Patent Coordination Team (“JPCT”) to jointly devise the IP filing and handling strategy. The JPCT shall consist of at least [***] patent counsel from each of Remix and Roche, who will manage the contact between the Parties and oversee all matters related to intellectual property included in Article 13, including making good faith efforts to agree on strategies for the Handling of Remix Patent Rights for all countries, and will have such other responsibilities as the Parties may agree in writing, to fulfil each Party’s obligations under this Agreement. In the event that the JPCT cannot agree on the filing and handling strategy, the parties will choose a mutually agreeable outside counsel who will advise the JPCT. The JPCT shall remain in place for the duration of the Agreement Term.

6.4	Information Exchange
Remix and Roche shall exchange the information in relation to their respective activities under the Research Collaboration through the JRC. The JRC may determine other routes of information exchange.

6.5	Alliance Director
Each Party shall appoint one employee to be its point of contact with responsibility for facilitating communication and collaboration between the Parties (each, an “Alliance Director”). The Alliance Directors shall be permanent non-voting participants of the JRC meetings (but not Members of the JRC) and may attend JOT meetings as appropriate. The Alliance Directors shall facilitate resolution of potential and pending issues and potential disputes to enable the JRC to reach consensus and avert escalation of such issues or potential disputes.

6.6	Expenses
Each Party shall be responsible for its own expenses including travel and accommodation costs incurred in connection with their respective participation on the JRC, the JOTs and the JPCT.

6.7	Operational-Level Decisions
Notwithstanding the foregoing or anything in this Agreement to the contrary, as between the Parties each Party shall have the right to make its own Operational-Level Decisions relating to any Research Plan.

7.	Development, Regulatory Affairs, Manufacturing and Commercialization

7.1	Responsibility
Following a Roche Ph0Go Decision with respect to any Program, Roche, at its sole cost and expense, shall be solely responsible for all further activities with respect to any Compounds generated during such Program, including pre-clinical development, clinical development, manufacturing, Regulatory Approval and commercialization of such Compounds and any related Products.

7.2	Updates
Without limiting Roche’s obligations under Section 10.6, approximately [***], Roche shall provide Remix, upon Remix’s request, with a written report summarizing the pre-clinical and clinical development, manufacturing, Regulatory Approval and commercialization of the Compound(s) or Product(s) under such Program by Roche, its Affiliates or Sublicensees during the preceding [***] period, and a high-level summary of the development, manufacturing, Regulatory Approval and commercialization activities for Compounds and Products under such Program planned for the subsequent [***]. Following Roche’s delivery of such report to Remix or at time during each Calendar Year, but in no case more frequently than once per Calendar Year, Roche will be available for a video conference or telephone call with Remix to discuss any such summary provided by Roche pursuant to this Section 7.2, in each case as reasonably requested by Remix.

8.	Data Privacy
If necessary, the Parties will enter into the relevant agreements under applicable data privacy laws (such as a data transfer agreement) when required. The terms of such agreement will be agreed upon by the Parties when the requirement to enter into such agreement has been confirmed by the Parties. Under such an agreement each Party will agree to provide any personal data collected in any Clinical Study from patients, study participants, or specimen donors (collectively, “Data Subjects”) to the other Party in a pseudonymized or de-identified manner as required by Applicable Law and not to disclose or otherwise make available to the other Party or give access to the other Party any code allowing identification of Data Subjects.

9.	Payment

9.1	Upfront Payment
Within [***] after Roche’s receipt of a corresponding invoice from Remix, which invoice may be provided by Remix to Roche as of the Effective Date, Roche shall pay to Remix a one-time upfront payment of thirty million US dollars (US$ 30,000,000).

9.2	Research Event Payments
On a Program-by-Program basis, Roche shall pay up to a maximum total of [***] in relation to the achievements of research events. The research event payments under this Section 9.2 shall be paid by Roche according to the following schedule:

[***]

*If a research milestone event is first reached by a Product containing a Late Derivative, the corresponding payment in this column shall be reduced by [***]. For clarity, if the research milestone event is reached with a Product containing a Late Derivative derived from a Compound that has undergone at least one Tolerability Study the payments in this column shall not be subject to any reduction.

Each research event payment shall be paid only once per Program, the first time the Program reaches the applicable triggering event, regardless of the number of times such event is reached and regardless of the number of Compounds from such Program later achieve the respective event.

The above event payments shall be paid by Roche to Remix within [***] of notice of achievement of the applicable milestone event and receipt of a corresponding invoice from Remix.

9.3	Development and Commercial Event Payments
On a Program-by-Program basis, Roche shall pay up to a maximum total of [***] in relation to the achievements of development and commercial events. The development and commercial event payments under this Section 9.3 shall be paid by Roche according to the following schedule:

[***]

* If the development or commercial milestone event is first reached by a Product containing a Late Derivative, the payments in this column shall be reduced by [***]. For clarity, if the development or commercial milestone event is reached with a Product containing a Late Derivative derived from a Compound that has undergone at least one Tolerability Study the payments in this column shall not be subject to any reduction.

Each of the above development and commercial event payments shall be paid only once per Program, the first time the first Compound or Product from such Program, as applicable, reaches the applicable triggering event, regardless of the number of Compounds or Products from such Program, as applicable, later achieve the respective event.

Upon achievement of a development or commercial event, Roche shall timely notify Remix, and the applicable event payments shall be paid by Roche to Remix within [***] after Roche’s receipt of a corresponding invoice from Remix.

9.4	Sales Based Events
On a Product-by-Product basis, Roche shall pay Remix sales-based event payments on Calendar Year Net Sales of such Product during the Royalty Term applicable to such Product, up to a maximum total of [***].

[***]

* If the sales-based milestone event is reached by a Product containing a Late Derivative, the payments in this column shall be reduced by [***]. For clarity, if the sales-based milestone event is reached with a Product containing a Late Derivative derived from a Compound that has undergone at least one Tolerability Study the payments in this column shall not be subject to any reduction.

Each of the sales based event payments shall be paid no more than once per Product. Upon the first achievement of each sales-based event set forth in this Section 9.4, Roche will promptly notify Remix after such Calendar Year-end and will make the sales based event payment corresponding to such sales based event within [***] following Roche’s receipt of a corresponding invoice from Remix with respect thereto.

9.5	Royalty Payments

9.5.1	Royalty Term

On a Product-by-Product and country-by-country basis, Roche shall pay to Remix royalties on Net Sales of Products during the applicable Royalty Term. As of the expiration of the Royalty Term with respect to a given Product and country in the Territory, the license granted to Roche under Section 2.1.2 with respect to such Product and such country in the Territory shall automatically convert to a royalty-free, perpetual, exclusive and sublicensable license under the Remix IP.

9.5.2	Royalty Rates

The following royalty rates shall apply during the applicable Royalty Term to the respective tiers of aggregate Calendar Year Net Sales of a Product in the Territory, on an incremental basis:

[***]

*If the Net Sales tier is reached by a Product containing a Late Derivative, the payments in this column shall be reduced by [***]. For clarity, if the Net Sales tier is reached by a Product containing a Late Derivative derived from a Compound that has undergone at least one Tolerability Study the payments in this column shall not be subject to any reduction.

9.5.3	Royalty Adjustments

For the purpose of calculating royalties of a Product and subject to Section 9.7, Calendar Year Net Sales and the royalty rates shall be subject to the following adjustments, as applicable:

9.5.3.1	Combination Product

If Roche or its Affiliates intend to sell a Combination Product, then the Parties shall meet approximately [***] prior to the anticipated First Commercial Sale of such Combination Product in the Territory to negotiate in good faith and agree to an appropriate adjustment to Net Sales to reflect the relative commercial value contributed by the components of the Combination Product (the “Relative Commercial Value”). If, after such good faith negotiations not to exceed [***], the Parties cannot agree to an appropriate adjustment, the dispute shall be initially referred to the executive officers of the Parties in accordance with Section 22.2.

If the Parties are unable to agree on the Relative Commercial Value within [***] of such referral, then the Relative Commercial Value shall be determined by the following procedure. Roche will select one (1) individual who would qualify as an Expert, Remix will select (1) individual who would qualify as an Expert, and those two (2) individuals shall select one (1) individual who would qualify as an Expert and who shall be chairman of a committee of the three (3) Experts (the “Expert Committee”), each with a single deciding vote. The Expert Committee will promptly hold a meeting to review the issue under review, at which it will consider memoranda submitted by each Party at least [***] before the meeting, as well as reasonable presentations that each Party may present at the meeting. The determination of the Expert Committee as to the issue under review will be binding on both Parties. The Parties will share equally the costs of the Expert Committee. Unless otherwise agreed to by the Parties, the Expert Committee may not decide on issues outside the scope mandated under terms of this Agreement.

9.5.3.2	No Valid Claim

If no Valid Claim of a Remix Patent Right, Roche Compound Patent Right or Joint Patent Right would be infringed by the sale or approved use of a Product in a given country, then the royalty rates in Section 9.5.2 shall be [***].

9.5.3.3	Generic Competition

On a Product-by-Product and country-by-country basis, upon first market entry of a Generic Product in a given country prior to the end of the Royalty Term, if Net Sales of such Product in such country subsequently decrease for [***], then the royalty rate due to Remix for such Product in such country pursuant to Section 9.5.2 shall be [***].

9.5.3.4	IRA Subject Product

If, as a direct result of any reduction in the price charged by Roche for any IRA Subject Product in the US which is mandated by the US government, the Net Sales of such IRA Subject Product in the US subsequently [***], then the royalty rate due to Remix for such Product in the US pursuant to Section 9.5.2 shall be [***].

9.5.3.5	Third Party Payments

Roche shall be responsible for and pay or have paid any consideration owed by Roche to any Third Party as consideration for a license to Third Party intellectual property rights necessary to develop, make, use or sell Products. Roche shall have the right to deduct [***], from any royalty payments otherwise due and payable by Roche to Remix under this Agreement. Any such deduction shall be permitted on a Product-by-Product and country-by-country basis.

9.6	Disclosure of Payments
Remix acknowledges that Roche may be obligated to disclose this financial arrangement, including all fees, payments and transfers of value, as may be advisable or required under Applicable Law, including the US Sunshine Act.

9.7	Royalty Floor
In no event shall cumulative royalty reductions set forth in Section 9.5.3.3, Section 9.5.3.4, and Section 9.5.3.5 ever exceed [***] of the total royalties payable to Remix under this Agreement with respect to any Calendar Quarter (“Royalty Floor”). [***].

10.	Accounting and Reporting

10.1	Timing of Payments
Roche shall calculate royalties on Net Sales quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of an “Accounting Period”) and shall pay royalties on Net Sales within [***] after the end of each Accounting Period in which such Net Sales occur.

10.2	Late Payment
Any payment under this Agreement that is not paid on or before the date such payment is due shall bear interest, to the extent permitted by Applicable Law, at [***] above the average one-month Euro Interbank Offered Rate (EURIBOR), as reported by Reuters from time to time, calculated on the number of days such payment is overdue.

10.3	Method of Payment
Royalties on Net Sales and all other amounts payable by Roche hereunder shall be paid by Roche in US dollars (the “Payment Currency”) to account(s) designated by Remix.

10.4	Currency Conversion
When calculating the Sales of any Product that occur in currencies other than the Payment Currency, [***].

10.5	Blocked Currency
In a given country, if by reason of Applicable Law (for example governmental restrictions on foreign exchange trade) the local currency is blocked and cannot be removed from such country, Roche will notify Remix in writing and

(a)	Remix will have the right to receive the applicable royalties of Net Sales in such country in local currency by deposit in a local bank designated by Remix, or

(b)
if such local currency payment is not allowed by reason of Applicable Law or if otherwise requested by Remix, then the royalties related to such Net Sales in such country shall continue to be accrued and shall continue to be reported, but such royalties will not be paid until the sales proceeds related to such Net Sales may be removed from such country. At such time as Roche, its Affiliates or their Sublicensees, as the case may be, is able to remove the sales proceeds related to such Net Sales from such country, Roche shall also pay such accrued royalties in Payment Currency using the actual exchange rate which is used to remove such sales proceeds from such country.

10.6	Reporting
With each payment Roche shall provide Remix in writing for the relevant Calendar Quarter on a Product-by-Product basis the following information:

(a)	Sales in Swiss Francs;

(b)	Net Sales in Swiss Francs;

(c)	adjustments made pursuant to Section 9.5.3.1;

(d)	Net Sales in Swiss Francs after adjustments made pursuant to Section 9.5.3.1 in Swiss Francs;

(e)	exchange rate used for the conversion of Net Sales from Swiss Francs to the Payment Currency pursuant to Section 10.4;

(f)	Net Sales after adjustments made pursuant to Section 9.5.3.1 in the Payment Currency;

(g)	royalty rate pursuant to Section 9.5.2;

(h)	adjustments made pursuant to Sections 9.5.3.2 through 9.5.3.4 and 9.5.3.5; and

(i)	total royalty payable in the Payment Currency after adjustments made pursuant to Sections 9.5.3.2 through 9.5.3.4 and 9.5.3.5.

11.	Taxes
Remix shall pay all sales, turnover, income, revenue, value added, and other taxes levied on account of any payments accruing or made to Remix under this Agreement.

If provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to any royalty or other amounts payable under this Agreement to Remix, then Roche shall promptly pay such tax, levy or charge for and on behalf of Remix to the proper governmental authority, and shall promptly furnish Remix with receipt of payment. Roche shall be entitled to deduct any such tax, levy or charge actually paid from royalty or other payment due Remix or be promptly reimbursed by Remix if no further payments are due to Remix. Each Party agrees to reasonably assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

12.	Auditing

12.1	Remix Right to Audit
Roche shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties payable under this Agreement. Such books of accounts shall be kept at their principal place of business. At the expense of Remix, Remix shall have the right to engage an internationally recognized independent public accountant reasonably acceptable to Roche to perform, on behalf of Remix, an audit of such books and records of Roche and its Affiliates and Sublicensees that are deemed necessary by the independent public accountant to report on Net Sales of Product for the period or periods requested by Remix and the correctness of any financial report or payments made under this Agreement.

12.1.1	Timeframe for Audits

Upon timely request and at least [***] prior written notice from Remix, such audit shall be conducted for those countries Remix has specifically requested, during regular business hours in such a manner as to not unnecessarily interfere with Roche’s normal business activities. Such audit shall be limited to results in the [***] prior to audit notification, and if Remix requests an audit for a given Calendar Year, no additional audits may be conducted in the Territory for such Calendar Year. If Remix does not request an audit of a given Calendar Year on or before the [***] of the end of such Calendar Year, then Remix will be deemed to have accepted the royalty payments and reports in such Calendar Year.

12.1.2	Limitations

Such audit shall not be performed more frequently than [***] per Calendar Year nor more frequently than [***] with respect to records covering any specific period of time.

12.1.3	Protection of Information

All information, data documents and abstracts herein referred to shall be used only for the purpose of verifying royalty statements, shall be treated as Roche’s Confidential Information subject to the obligations of this Agreement and need neither be retained more than [***] after completion of an audit hereof, if an audit has been requested; nor more than [***] from the end of the Calendar Year to which each shall pertain; nor more than [***] after the date of termination of this Agreement.

12.2	Audit Reports
The auditors shall only state factual findings in the audit reports and shall not interpret this Agreement. The auditors shall share all draft audit findings first with Roche and then with Remix before the final audit report is issued. The final audit report shall be shared with Roche at the same time it is shared with Remix.

12.3	Over-or Underpayment
If the audit reveals an overpayment, Remix shall reimburse Roche for the amount of the overpayment within [***]. If the audit reveals an underpayment, Roche shall make up such underpayment with the next royalty payment or, if no further royalty payments are owed by Roche, Roche shall reimburse Remix for the amount of the underpayment within [***]. Roche shall pay for the audit costs if the underpayment of Roche exceeds [***] of the aggregate amount of royalty payments owed with regard to the royalty statements subject to the audit. Section 10.2 shall apply to this Section 12.3.

13.	Intellectual Property

13.1	Ownership of Inventions
Remix shall remain the owner of Remix Background IP and Roche shall remain the owner of the Roche Background IP.

Remix shall own (a) all Inventions and Know-How, including any Patent Rights claiming such Inventions or Know-How, specifically relating to Remix Platform Technology made and generated by or on behalf of either Party or both Parties in the course of conducting the Research Collaboration during the Collaboration Term, and (b) all Inventions and Know-How, including any Patent Rights claiming such Inventions or Know-How, [***].

[***]

With regard to all other Inventions and Know-How, ownership shall follow inventorship and Remix shall own all Remix Inventions, Roche shall own all Roche Inventions, and Remix and Roche shall jointly own all Joint Inventions. For that purpose, the determination of inventorship for Inventions shall be in accordance with US inventorship laws as if such Inventions were made in the US. For the avoidance of doubt, any Inventions or Know-How, including any “back-up” compositions of matter, which Remix makes or generates at the request of Roche following a Roche Ph0Go Decision with respect to any Program, as documented in an amendment to the Research Plan and an extension of the Collaboration Term for such Program, shall not be [***] and ownership of such Inventions and Know-How shall follow inventorship.

During the Agreement Term, each Party will disclose to the other Party all Inventions and Know-How generated during the Collaboration Term of which such Party becomes aware. Such disclosure shall (A) be made promptly and in any event reasonably prior to the filing of any patent application with respect to such Inventions and Know-How, and (B) include all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, independent contractors, or other agents relating thereto. In addition, each Party shall execute and deliver all documents and instruments reasonably requested by the other Party to evidence or record any assignments of intellectual property contemplated herein.

Remix and Roche shall each have an equal undivided share in the Joint Intellectual Property, and, subject to (a) any exclusivity obligations under this Agreement and (b) any licenses granted by one Party to the other Party under this Agreement, without obligation to account to the other for exploitation thereof, or to seek consent of the other Party for the grant of any license thereunder. The Parties will have the right to enforce such Joint Intellectual Property as set forth in Section 13.7 or as otherwise agreed by the Parties in writing. To the extent necessary in any jurisdiction to give effect to the foregoing, each Party hereby grants to the other Party a non-exclusive, royalty-free, fully-paid, worldwide license, with the right to grant sublicenses, to practice such Joint Intellectual Property for any and all purposes, subject to (aa) any exclusivity obligations under this Agreement and (bb) any licenses granted by one Party to the other Party under this Agreement.

13.2	Prosecution of Patent Rights
During the Collaboration Term for a given Program, except as expressly provided below, Remix shall have the first right to Handle, at Remix’s cost and expense, the Remix Arising Patent Rights, the Joint Patent Rights and the Remix Background Patent Rights, if any, that relate to such Program (collectively, the “Remix Prosecuted Research Patent Rights”). Remix will inform the JPCT before making any decisions, filings, submissions, notices, payments, abonnements, etc., with respect to any Remix Prosecuted Research Patent Rights claiming Compounds or Products and shall provide Roche via the JPCT with copies of all documents relevant to the Handling of Remix Prosecuted Research Patent Rights claiming Compounds or Products. Remix shall provide such documents to and consult with Roche in sufficient time before any action by Remix is due to allow Roche to review the matter and provide comments, which Remix must consider in good faith. If the JPCT is unable to reach agreement regarding the Handling of Remix Prosecuted Research Patent Right claiming Compounds or Products, then Remix will have the decision-making authority for such matters.

If Remix determines to finally abandon, to not maintain, or to otherwise cease prosecution and maintenance of any Remix Arising Patent Rights or Joint Patent Rights that disclose, claim or Cover any Compounds or Products, then Remix shall provide Roche with written notice of such determination within a period of time sufficiently in advance (which shall be no later than [***] prior to any final deadline for any pending action or response that may be due with respect to such Patent Right with the applicable patent authority) to enable Roche to assume responsibility for the Handling of such Patent Right. Following such notification by Remix, Roche shall have the right to assume responsibility for such Patent Right at its cost and expense. Upon completion of such transfer of responsibility, Roche shall have the right to Handle such Patent Right in such country at its cost and expense, in Remix’s name or in both Remix’s and Roche’s names, as applicable, and such Patent Right shall not be considered a Remix Patent Right or Joint Patent Right for purposes of calculating Roche’s royalty obligations to Remix under Section 9.5.2.

On a Program-by-Program basis, from and after the Roche Ph0Go Decision for any Compounds generated in such Program, [***]. Roche shall provide such documents to and consult with Remix in sufficient time before any action by Roche is due to allow Remix to review the matter and provide comments, which Roche must consider in good faith. If the JPCT is unable to reach agreement regarding the Handling of Remix Arising Patent Right claiming Compounds or Products, then Roche will have the decision-making authority for such matters.

If Roche determines to finally abandon, to not maintain, or to otherwise cease prosecution and maintenance of any Remix Arising Patent Rights or Joint Patent Rights for a given Program, then Roche shall provide Remix with written notice of such determination within a period of time sufficiently in advance (which shall be no later than [***] prior to any final deadline for any pending action or response that may be due with respect to such Patent Right with the applicable patent authority) to enable Remix to assume responsibility for the Handling of such Patent Right. Following such notification by Roche, Remix shall have the right to assume responsibility for the Handling of such Patent Right in such country at its cost and expense. Upon completion of the transfer of responsibility for the Handling of such Patent Right to Remix, such Patent Right shall cease to be a Remix Patent Right or Joint Patent Rights for all purposes of this Agreement, including the license grant to Roche under Section 2.1.2 and Roche shall assign all of its right, title and interest in and to such Joint Patent Right(s) to Remix, at no charge.

[***]

13.3	Prosecution of Roche Patent Rights and Joint Patent Rights
Roche shall, at its own expense and discretion, Handle all Roche Patent Rights.

Should Roche decide that it does not desire to Handle a Roche Compound Patent Right for a given Program, it shall promptly advise Remix thereof. At the written request of Remix, Roche shall then assist Remix at Remix’s cost, and Remix may thereafter Handle the same in Roche’s name and at Remix’s own cost, to the extent that Remix desires to do so.

13.4	Cooperation
Each Party will reasonably cooperate with the other Party in the Handling of Patent Rights pursuant to this Agreement. Such cooperation includes participation in the JPCT, promptly executing all documents, or requiring inventors, subcontractors, Sublicensees, employees, former employees (to the extent reasonably available) and consultants and agents to execute all documents, as reasonable and appropriate so as to effect the Parties’ respective ownership rights and enable the Handling of any such Patent Rights in any country.

13.5	Unified Patent Court (Europe)
At any time prior to the end of the “transitional period” as such term is used in Article 83 of the Agreement on a Unified Patent Court between the participating Member States of the European Union, for a given relevant Remix Patent Right filed in the EU, Roche may request in writing that Remix (i) opt out from the exclusive competence of the Unified Patent Court or (ii) if applicable, withdraw a previously-registered opt-out, and Remix shall consider such request in good faith. In the event Remix elects to accept Roche’s request it shall notify the Registry, pay any such registry fee and take such other action as may be necessary to effect the opt-out or opt-out withdrawal, as applicable, in a timely manner.

13.6	CREATE Act
It is the intention of the Parties that this Agreement is a “joint research agreement” as that phrase is defined in 35 USC § 102(c) (AIA). In the event that either Party to this Agreement intends to overcome a rejection of a claimed invention Covered by Joint Patent Rights or the Remix Patent Rights pursuant to the provisions of 35 USC §§ 102(a)-(d), such Party shall first obtain the prior written consent of the other Party. Following receipt of such written consent, such Party shall limit any amendment to the specification or statement to the patent office with respect to this Agreement to that which is strictly required by the applicable subsection of 35 USC § 102 and the rules and regulations promulgated thereunder and which is consistent with the terms and conditions of this Agreement (including the scope of the Research Collaboration). To the extent that the Parties agree that, in order to overcome a rejection of a claimed invention Covered by Joint Patent Rights or the Remix Patent Rights pursuant to the provisions of the applicable subsection of 35 USC § 102, if the filing of a terminal disclaimer is required or advisable, the Parties shall first agree on terms and conditions under which the patent application subject to such terminal disclaimer and the patent or application over which such application is disclaimed shall be jointly enforced, to the extent that the Parties have not previously agreed to such terms and conditions. In the event that Roche enters into an agreement with a Third Party with respect to the further research, development or commercialization of a Product, Remix shall, upon Roche’s request, similarly enter into such agreement with such Third Party for the sole purpose of furthering the Parties’ objectives under this Agreement as a “joint research agreement” under this Section 13.6, provided that such agreement does not place any material obligation on Remix.

13.7	Infringement

13.7.1	Notification

Each Party shall promptly provide written notice to the other Party during the Agreement Term of any known infringement or suspected infringement or violation by a Third Party of [***] in the Field in the Territory as a result of the making, using, offering to sell, selling or importing of a product or compound that would be competitive with a Product or Compound (a “Competitive Infringement”), and shall provide the other Party with all evidence in its possession supporting such Competitive Infringement. The Parties will consult with each other regarding any actions to be taken with respect to such Competitive Infringement. For the avoidance of doubt, the term “Competitive Infringement” includes any counterclaims alleging that a [***] is invalid or unenforceable or that a product or process does not infringe or misappropriate a [***].

13.7.2	Enforcement Actions

Within [***] after Roche provides or receives the aforementioned written notice of a Competitive Infringement (“Decision Period”), Roche, in its sole discretion, shall decide whether or not to initiate a suit or action in the Territory to enforce any [***] against such Competitive Infringement with respect to any Compound or Product or the Exploitation thereof and to defend any declaratory judgment action with respect thereto, in the Territory as it reasonably determines appropriate, at its own expense and in the name of Roche or any of its Affiliates (an “Enforcement Action”); provided, however, that Roche may not bring any Enforcement Action to enforce any Remix Background Patent Right under this Section 13.7.2 unless [***]. In the event Remix does not provide its consent for Roche to bring an Enforcement Action to enforce any Remix Background Patent Right under clause (c) of this Section 13.7.2, Roche shall be entitled to a [***] reduction in the applicable royalty rates for the Net Sales occurring in the Territory where, and during any Calendar Quarter in which, the Competitive Infringement results in [***]. Notwithstanding the foregoing, if the Royalty Term of a given Product in a given country is continuing solely on the basis of Section 1.104(b) (and it has been more than [***] since the date of the First Commercial Sale in such country of the Product impacted by the Competitive Infringement) when Remix does not provide its consent for Roche to bring an Enforcement Action to enforce any Remix Background Patent Right under clause (c) of this Section 13.7.2, the Royalty Term for such Product in such country shall immediately end upon Remix’s notice that it does not consent for Roche to bring an Enforcement Action and the license granted to Roche under Section 2.1.2 with respect to such Product and such country in the Territory shall automatically convert to a royalty-free, perpetual exclusive and sublicensable license under the Remix IP.

13.7.3	Remix Right to Enforce

Roche shall notify Remix of its decision whether or not to initiate an Enforcement Action in writing (“Suit Notice”), subject to Section 13.7.2, within the Decision Period. If Roche decides to bring an Enforcement Action, once Roche provides Suit Notice, Roche may immediately commence such suit or take such action. In the event that Roche (a) does not in writing advise Remix within the Decision Period that Roche will commence suit or take action, or (b) fails to commence suit or take action within a reasonable time after providing Suit Notice, Remix shall thereafter have the right to (i) commence suit or take action in the Major Countries and shall provide written notice to Roche of any such suit commenced or action taken by Remix, and (ii) subject to Roche’s written consent, which shall not be unreasonably withheld, commence suit or take action in a country that is not a Major Country and shall provide written notice to Roche of any such suit commenced or action taken by Remix. It would be unreasonable for Roche to withhold such consent unless Roche has a bona fide strategic reason for such decision (as an example, intention to avoid or reduce any payments payable to Remix as set forth in Article 9 is not a bona fide strategic reason), after considering, reasonably and in good faith, all input received from Remix.

13.7.4	Updates

The Party bringing an Enforcement Action (“Initiating Party”) shall keep the other Party reasonably informed of the status and progress of any such Enforcement Action and shall provide the other Party with copies, to the extent the Initiating Party is lawfully permitted to do so, of all substantive documents or communications filed in such Enforcement Action. The Initiating Party shall have the sole and exclusive right to select counsel for any such suit or action.

13.7.5	Expenses and Recoveries

The Initiating Party shall, except as provided below, pay all expenses of the suit or action, including the Initiating Party’s attorneys’ fees and court costs. Unless otherwise agreed by the Parties, and subject to the Parties’ respective obligations under Article 16, all monies recovered upon the final judgment or settlement of any Enforcement Action described in this Section 13.7.5 or H-W Enforcement Action shall be used as follows:

(a)
First, to reimburse the Parties for their respective costs and expenses in making such recovery (which amounts shall be allocated pro rata based on each Party’s respective costs and expenses if insufficient to cover the totality of such expenses); and

(b)	Second,

(i)
if a member of the Roche Group is the Initiating Party, any remaining amount that represents compensation for lost sales, a reasonable royalty or lost profits, shall be retained by the Initiating Party and, after relevant adjustment to convert to Net Sales of Products, shall be subject to the royalty obligations set forth in Section 9.5;

(ii)
if Remix is the Initiating Party, any remaining amount that represents compensation for lost sales, a reasonable royalty or lost profits shall be allocated [***] to the Initiating Party, and [***] to the other Party; and

(iii)	any remaining amount that represents additional damages (e.g., enhanced or punitive damages) shall be retained by the Initiating Party.

13.7.6	Cooperation

If the Initiating Party believes it is reasonably necessary or desirable to obtain an effective remedy, upon written request the other Party agrees to be joined as a party to the Enforcement Action but shall be under no obligation to participate except to the extent that such participation is required as the result of its being a named party to the Enforcement Action. At the Initiating Party’s written request, the other Party shall offer reasonable assistance to the Initiating Party in connection therewith at no charge to the Initiating Party except for reimbursement of reasonable out-of-pocket expenses incurred by the other Party in rendering such assistance. The other Party shall have the right to participate and be represented in any such suit or action by its own counsel at its own expense.

13.7.7	Settlement

The Initiating Party may settle, consent judgment or otherwise voluntarily dispose of the suit or action (“Settlement”) without the written consent of the other Party but only if such Settlement can be achieved without (a) imposing any monetary restriction or obligation on or admit fault of the other Party, (b) adversely affecting the other Party’s rights under this Agreement to any such Patent Right being enforced or defended, including any abandonment or intentional failure to maintain such Patent Right then being enforced or defended, in which case ((a) or (b)), written consent of the other Party would be required, which shall not be unreasonably withheld.

13.7.8	Roche Patent Rights other than [***]

[***]

13.7.9	Remix Patent Rights

Subject to Section 13.7.2, Remix will have the sole right, but not the obligation, to bring and control any legal action to enforce any Remix Background Patent Rights against any Third Party infringement of any such Patent Right that is not a Competitive Infringement. In addition, Remix will have the sole right, but not the obligation, to bring and control any legal action to enforce any Remix Arising Patent Rights against any Third Party infringement of any such Patent Right that is not a Competitive Infringement; provided, however, that if Remix wishes to bring and control any legal action to enforce any Remix Arising Patent Rights containing a royalty-bearing Composition of Matter Claim against any Third Party infringement of any such Patent Right that is not a Competitive Infringement, Remix shall obtain Roche’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

13.8	Defense
If an action for infringement is commenced against either Party related to the conduct of the Research Collaboration or the discovery, development, manufacture, use or sale of a Product, then such Party shall have the right (but not the obligation) to defend such action at its own expense, and the other Party shall assist and cooperate with such Party, at such Party’s expense, to the extent necessary in the defense of such suit. The Party defending against the action shall have the right to settle the suit or consent to an adverse judgment thereto, in its sole discretion, so long as such settlement or adverse judgment does not adversely affect the rights of the other Party (including any Patent Rights Controlled by such Party). Subject to Section 9.5.3.5 and without limiting either Party’s obligations under Article 16, the Party defending against any such action shall assume full responsibility for the payment of any award for damages, or any amount due pursuant to any settlement entered into by it with such Third Party.

13.9	Common Interest Disclosures
With regard to any information or opinions disclosed pursuant to this Agreement by one Party to each other regarding intellectual property or technology owned by Third Parties, the Parties agree that they have a common legal interest in determining whether, and to what extent, Third Party intellectual property rights may affect the conduct of the Research Collaboration or Compounds or Products, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the conduct of the Research Collaboration or Compounds or Products. Accordingly, the Parties agree that all such information and materials obtained by Remix and Roche from each other will be used solely for purposes of the Parties’ common legal interests with respect to the conduct of this Agreement. All information and materials will be treated as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity that may otherwise be applicable. By sharing any such information and materials, neither Party intends to waive or limit any privilege or immunity that may apply to the shared information and materials. Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against any other Party. Notwithstanding the foregoing, neither Party’s attorney represents the other Party.

13.10	Hatch-Waxman
Notwithstanding anything herein to the contrary, should a Party receive a certification for a Product pursuant to paragraph IV of the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417, known as the Hatch-Waxman Act), as amended, or its equivalent in a country other than the US (“Certification Notice”), then such Party shall immediately (in any case within [***]) provide the other Party with a copy of the Certification Notice. Roche shall have [***] from the date on which it receives or provides the copy of the Certification Notice, to provide written notice to Remix (“H-W Suit Notice”) that Roche intends to bring suit (“H-W Enforcement Action”), at its expense, within the [***] set forth in paragraph IV of the Hatch-Waxman Act. Should such [***] expire without Roche bringing suit or providing such H-W Suit Notice, then Remix shall be free to immediately bring an H-W Enforcement Action, at its expense, in its name.

13.11	Patent Term Extensions
The Parties shall use Commercially Reasonable Efforts to obtain all available patent term extensions, adjustments or restorations, or supplementary protection certificates (“SPCs”, and together with patent term extensions, adjustments and restorations, “Patent Term Extensions”) with regard to any Remix Patent Rights, Joint Patent Rights or Roche Compound Patent Rights Covering each Product. Remix shall execute such authorizations and other documents and take such other actions as may be reasonably requested by Roche to obtain such Patent Term Extensions, including designating Roche as its agent for such purpose as provided in 35 USC § 156. All filings for such Patent Term Extensions shall be made by Roche; provided, that in the event that Roche elects not to file for a Patent Term Extension, Roche shall (a) promptly inform Remix of its intention not to file and (b) grant Remix the right to file for such Patent Term Extension. Each Party shall execute such authorizations and other documents and take such other actions as may be reasonably requested by the other Party to obtain such extensions.

14.	Remix Representations and Warranties
Remix hereby represents and warrants, as of the Effective Date, that:

14.1	Third Party Licenses
Remix has not entered into any Third Party agreements pursuant to which it has in-licensed any of the intellectual property licensed to Roche under this Agreement.

14.2	Ownership of Patent Rights
Remix is the sole and exclusive owner of the Remix Patent Rights. No other parties have any right, title or interest in or to the Remix Patent Rights. The Remix Patent Rights are free and clear of all liens, claims, security interests and other encumbrances of any kind or nature.

14.3	Authorization
The execution, delivery and performance of this Agreement by Remix and all instruments and documents to be delivered by Remix hereunder: (a) are within the corporate power of Remix; (b) have been duly authorized by all necessary or proper corporate action; (c) are not in contravention of any provision of the certificate of incorporation of Remix; (d) to the knowledge of Remix, will not violate any law or regulation or any order or decree of any court of governmental instrumentality to which Remix is bound; (e) will not violate the terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which Remix is a party or by which Remix or any of its property is bound, which violation would have an adverse effect on the financial condition of Remix or on the ability of Remix to perform its obligations hereunder; and (f) do not require any filing or registration with, or the consent or approval of, any Regulatory Authority which has not been made or obtained previously (other than Regulatory Approvals from Regulatory Authorities required for the sale of Products).

14.4	Validity of Patent Rights
Remix is not in possession of any information that would, in Remix’s reasonable opinion, render invalid or unenforceable any claims in any Remix Patent licensed to Roche pursuant to this Agreement. Remix has no knowledge of any inventorship disputes concerning any Remix Patent Rights.

14.5	Ownership and Legitimacy of Know-How
The Remix Know-How is owned by Remix and has not been misappropriated from any Third Party. Remix has taken reasonable measures to protect the confidentiality of the Remix Know-How which it considers to be Remix Confidential Information.

14.6	No Claims
To Remix’s knowledge here are no claims or investigations, pending or threatened against Remix or any of its Affiliates, at law or in equity, or before or by any governmental authority relating to the matters contemplated under this Agreement or that would materially adversely affect Remix’s ability to perform its obligations hereunder.

14.7	No Conflict
Neither Remix nor any of its Affiliates is under any obligation to any person, contractual or otherwise, that is conflicting with the terms of this Agreement or that would impede the fulfillment of Remix’s obligations hereunder.

14.8	Debarment
Remix represents and warrants that neither Remix nor Remix’s employees have ever been debarred under 21 U.S.C. §335a, disqualified under 21 C.F.R. §312.70 or §812.119, sanctioned by a Federal Health Care Program (as defined in 42 U.S.C §1320 a-7b(f)), including without limitation the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any other similar Federal or state agency or program. Remix will notify Roche immediately in writing if any such investigation, disqualification, debarment or ban occurs.

14.9	No Other Representations and Warranties
THE FOREGOING REPRESENTATIONS AND WARRANTIES IN THIS ARTICLE 14 ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, AND REMIX HEREBY DISCLAIMS ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF PRODUCTS. MATERIALS PROVIDED UNDER SECTION 4.6 ARE PROVIDED “AS IS”.

15.	Roche Representations and Warranties
Roche hereby represents and warrants, as of the Effective Date, that:

15.1	Authorization
The execution, delivery and performance of this Agreement by Roche and all instruments and documents to be delivered by Roche hereunder: (a) are within the corporate power of Roche; (b) have been duly authorized by all necessary or proper corporate action; (c) are not in contravention of any provision of the certificate of incorporation or similar governing document of Roche; (d) to the knowledge of Roche, will not violate any law or regulation or any order or decree of any court of governmental instrumentality to which Roche is bound; (e) will not violate the terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which Roche is a party or by which Roche or any of its property is bound, which violation would have an adverse effect on the financial condition of Roche or on the ability of Roche to perform its obligations hereunder; and (f) do not require any filing or registration with, or the consent or approval of, any Regulatory Authority which has not been made or obtained previously (other than Regulatory Approvals from Regulatory Authorities required for the sale of Products).

15.2	No Conflict
Neither Roche nor any of its Affiliates is under any obligation to any person, contractual or otherwise, that is conflicting with the terms of this Agreement or that would impede the fulfillment of Roche’s obligations hereunder.

15.3	IP Rights
Roche Controls the Roche Background IP.

15.4	No Other Representations and Warranties
THE FOREGOING REPRESENTATIONS AND WARRANTIES IN THIS ARTICLE 15 ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, AND ROCHE HEREBY DISCLAIMS ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF PRODUCTS. MATERIALS PROVIDED UNDER SECTION 4.6 ARE PROVIDED “AS IS”.

16.	Indemnification

16.1	Indemnification by Roche
Roche shall indemnify, hold harmless and defend Remix, Remix’s Affiliates and their respective directors, officers, employees and agents, successors and assigns (collectively, “Remix Indemnitees”) from and against any and all losses, expenses, and costs (including without limitation reasonable attorneys’ fees, damages, judgments, fines and amounts paid in settlement) Remix’s Indemnitees become legally obligated to pay to Third Parties, all to the extent resulting from claims, suits, proceedings or causes of action brought by any Third Party against such Remix Indemnitee that arise out of, or are based on, the breach of this Agreement by Roche, activities related to this Agreement conducted by or on behalf of Roche or its Affiliates or Sublicensees and for which Roche is expressly responsible, or activities related to the Product (e.g. product liability claims) conducted by or on behalf of Roche or its Affiliates or Sublicensees, and in each case except if and to the extent such losses, expenses, and costs are due to the breach of this Agreement by Remix or the negligent acts or omissions or willful misconduct of Remix Indemnitees.

16.2	Indemnification by Remix
Remix shall indemnify, hold harmless and defend Roche, Roche’s Affiliates and their respective directors, officers, employees and agents, successors and assigns (collectively, “Roche Indemnitees”) from and against any and all losses, expenses, and costs (including without limitation reasonable attorneys’ fees, damages, judgments, fines and amounts paid in settlement) Roche Indemnitees become legally obligated to pay to Third Parties, all to the extent resulting from claims, suits, proceedings or causes of action brought by any Third Party against such Roche Indemnitee that arise out of, or are based on, the breach of this Agreement by Remix or activities related to this Agreement conducted by or on behalf of Remix and for which Remix is expressly responsible, and except if and to the extent such losses, expenses, costs and amounts are due to the breach of this Agreement by Roche or its Affiliates or the negligent acts or omissions or willful misconduct of Roche Indemnitees.

16.3	Procedure
In the event of a claim by a Third Party against a Party entitled to indemnification under this Agreement (“Indemnified Party”), the Indemnified Party shall promptly notify the other Party (“Indemnifying Party”) in writing of the claim and the Indemnifying Party shall undertake and solely manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnified Party shall cooperate with the Indemnifying Party and may, at its option and expense, be represented in any such action or proceeding by counsel of its choice. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent. The Indemnifying Party shall not settle any such claim unless such settlement fully and unconditionally releases the Indemnified Party from all liability relating thereto, unless the Indemnified Party otherwise agrees in writing.

17.	Limitation of Liability
EXCEPT FOR INDEMNIFICATION UNDER ARTICLE 16 AND IN THE EVENT OF DAMAGES CAUSED BY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE DAMAGING PARTY, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR ANY LOST PROFITS IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY, OR OTHERWISE, IN CONNECTION WITH OR ARISING IN ANY WAY OUT OF THE TERMS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR IF ANY SPECIFIED REMEDY FAILS OF ITS ESSENTIAL PURPOSE.

18.	Confidential Information; Information Security Incident

18.1	Non-Use and Non-Disclosure
During the Agreement Term and for [***] thereafter, a Receiving Party shall (a) treat Confidential Information provided by Disclosing Party as it would treat its own information of a similar nature, (b) take all reasonable precautions not to disclose such Confidential Information to Third Parties, without the Disclosing Party’s prior written consent, and (c) not use such Confidential Information other than for fulfilling its obligations under this Agreement.

18.2	Permitted Disclosure
Notwithstanding the obligation of non-use and non-disclosure set forth in Section 18.1, the Parties recognize the need for certain exceptions to this obligation, specifically set forth below, with respect to press releases, Patent Rights, publications, certain commercial considerations or court or administrative order.

18.3	Press Releases
Remix may issue a press release announcing the existence and selected key terms of this Agreement, in the form attached as Appendix 18.3, within [***] following the Effective Date.

Roche may issue press releases in accordance with its internal policy that typically does not issue a press release until proof of concept has been achieved for a Compound. If Roche intends to make reference to Remix in the press release, Roche shall provide Remix with a copy of any draft press release related to the activities contemplated by this Agreement at least [***] prior to its intended publication for Remix’s review. Remix may provide Roche with suggested modification to the draft press release. Roche shall consider Remix’s suggestions in issuing its press release.

Remix shall only issue press releases related to the activities contemplated by this Agreement that either (a) have been approved by Roche or (b) are required to be issued by Remix as a matter of law and Remix has a competent legal opinion to that effect. In all circumstances, Remix shall provide Roche with a draft press release at least [***] prior to its intended publication for Roche’s review. During such period, Roche shall (i) if applicable to such release, approve the draft press release and permit Remix to issue the press release, (ii) contact Remix to discuss modification to the draft press release, or (iii) if applicable to such release, contact Remix and disapprove the press release. If Roche asks for modification, then Remix shall either make such modification or work with Roche to arrive at a press release that Roche approves, if applicable. If Remix issues a press release which expressly requires Roche’s prior approval hereunder without Roche’s approval, then Remix must obtain a competent legal opinion that the release was required to be issued by Remix as a matter of law.

To ensure communication alignment, responses (if any) to inquiries by media or other Third Parties after issuance of a permitted press release by Remix (solely or jointly with Roche) shall consist solely of the press release language or shall follow the response guidelines that may be mutually developed by the Parties.

18.4	Publications
During the Agreement Term, the following restrictions shall apply with respect to disclosure by any Party of Confidential Information relating to the Product in any publication or presentation:

(a)
Both Parties acknowledge that it is their policy for the studies and results thereof to be registered and published in accordance with their internal guidelines. Roche, in accordance with its internal policies and procedures, shall have the right to publish all studies, clinical trials and results thereof on the clinical trial registries that are maintained by or on behalf of Roche. Remix shall not publish any studies, clinical trials or results thereof on its clinical trial registry, provided however, that Roche’s clinical trial registry can be accessed via a link from Remix’s clinical trial registry.

(b)
A Party (“Publishing Party”) shall provide the other Party with a copy of any proposed publication or presentation at least [***] prior to submission for publication so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Confidential Information disclosed by the other Party to the Publishing Party in accordance with the requirements of this Agreement. The incorporation of such recommended changes shall not be unreasonably refused; and if such other Party notifies (“Publishing Notice”) the Publishing Party in writing, within [***] after receipt of the copy of the proposed publication or, that such publication or presentation in its reasonable judgment (i) contains an invention, solely or jointly conceived or reduced to practice by the other Party, for which the other Party reasonably desires to obtain patent protection or (ii) could be expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by the other Party to the Publishing Party, the Publishing Party shall prevent such publication or delay such publication for a mutually agreeable period of time. In the case of inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on such invention, and in no event less than [***] from the date of the Publishing Notice.

18.5	Commercial Considerations
Nothing in this Agreement shall prevent Roche or its Affiliates from disclosing Confidential Information of Remix to (a) governmental agencies to the extent required or useful to secure Regulatory Approval for the development, manufacture or sale of Product in the Territory, (b) Third Parties acting on behalf of Roche, to the extent reasonably necessary or useful for the in connection with Roche’s development, manufacture or sale of Product in the Territory, (c) Third Parties requesting clinical trial data information (in accordance with Roche’s then-current data sharing policy) or (d) Third Parties to the extent reasonably necessary or useful to market the Product in the Territory; provided, however, that in the case of any disclosures pursuant to (b), (c) or (d) above, such Third Parties are subject to confidentiality and non-use obligations with respect to the Remix Confidential Information for at least [***] and which are otherwise equivalent to those set forth in Article 18. The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such Confidential Information is required to be disclosed by the Receiving Party to comply with Applicable Law, to defend or prosecute litigation or to comply with governmental regulations, provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and, to the extent practicable, takes reasonable and lawful actions to minimize the degree of such disclosure.

18.6	Court or Administrative Order
Nothing in this Agreement shall prevent the Receiving Party or its Affiliates to disclose Confidential Information of the Disclosing Party as and to the extent that such Confidential Information is required to be disclosed by the Receiving Party or its Affiliates to comply with a court or administrative order, Applicable Law, IFRS, GAAP, applicable regulations of a stock exchange or to defend or prosecute litigation, provided that the Receiving Party or its Affiliates furnishes prompt notice (in no event less than [***]) of such disclosure to the Disclosing Party to enable it to resist such disclosure and, to the extent practicable, takes reasonable and lawful actions to minimize the degree of such disclosure. No notice shall be required under this Section 18.6 if and to the extent that the specific information contained in the proposed disclosure has previously been included in any previous disclosure made by either Party hereunder pursuant to Article 18, or is otherwise approved in advance in writing by the other Party.

18.7	Information Security Incident

18.7.1	Notification

A Party shall provide to the other Party written notice within [***] of such Party’s confirmation of an Information Security Incident with respect to the other Party’s Confidential Information. Such notice shall describe in reasonable detail the Information Security Incident, including the other Party’s Confidential Information impacted, the extent of such impact and any corrective action taken or to be taken by such Party. In addition, if a Party reasonably suspects (even if it has not confirmed) that an actual or attempted Information Security Incident has occurred with respect to the other Party’s Confidential Information, then the Party shall promptly notify the other Party of such suspected actual or suspected Information Security Incident.

18.7.2	Non-Disclosure

Except to the extent required by Applicable Law, neither Party shall disclose any information related to an actual or suspected Information Security Incident of the other Party’s Confidential Information to any Third Party without the other Party’s prior written consent.

19.	Term and Termination

19.1	Commencement and Term
This Agreement shall commence upon the Effective Date and, unless terminated earlier in accordance with this Article 19, shall continue for the Agreement Term.

19.2	Termination

19.2.1	Termination for Breach

A Party (“Non-Breaching Party”) shall have the right to terminate this Agreement in its entirety or on a Program-by-Program, Product-by-Product, or country-by-country basis in the event the other Party (“Breaching Party”) is in breach of any of its material obligations under this Agreement. The Non-Breaching Party shall provide written notice to the Breaching Party, which notice shall identify the breach and, if applicable, the specific country(ies), Product(s) or Program(s), as applicable, with respect to which the Non-Breaching Party intends to have this Agreement terminate (if not terminated in its entirety). The Breaching Party shall have a period of [***] after such written notice is provided (“Peremptory Notice Period”) to cure such breach. If the Breaching Party has a bona fide dispute as to whether such breach occurred or has been cured, it will so notify the Non-Breaching Party, and the expiration of the Peremptory Notice Period shall be tolled until such dispute is resolved pursuant to Section 22.2. Upon a determination of breach or failure to cure, the Breaching Party may have the remainder of the Peremptory Notice Period to cure such breach. If such breach is not cured within the Peremptory Notice Period, then absent withdrawal of the Non-Breaching Party’s request for termination, this Agreement shall terminate in its entirety or with respect to the country(ies), Product(s) or Program(s) identified in the initial breach notice, as applicable, effective as of the expiration of the Peremptory Notice Period.

19.2.2	Insolvency

A Party shall have the right to terminate this Agreement, if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] after the filing thereof.

19.2.3	Termination by Roche without a Cause

Roche shall have the right to terminate this Agreement at any time as a whole or on a Program-by Program, Product-by-Product, or country-by-country basis, as applicable, [***]. The effective date of termination under this Section 19.2.3 shall be the date [***] after Roche provides such written notice to Remix.

19.2.4	Termination not Sole Remedy

Termination is not necessary for a Party to pursue all rights and remedies it may have hereunder or, subject to Section 22.2 and Article 17, at law or in equity with respect to any breach of this Agreement by the other Party, including injunctive relief or performance of any obligation hereunder. Subject to Section 22.2 and Article 17, expiration or termination of this Agreement or a Program shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain injunctive relief or performance of any obligation hereunder.

19.3	Consequences of Termination

19.3.1	Termination by Remix for Breach by Roche or by Roche without a Cause

Upon any termination by Remix pursuant to Section 19.2.1 or Section 19.2.2 or by Roche without a cause pursuant to Section 19.2.3, the rights and licenses granted by each Party to the other Party under this Agreement shall terminate in their entirety or on a Program-by-Program, country-by-country, or Product-by-Product basis, as applicable, on the effective date of termination.

If this Agreement is terminated with regard to Program(s) associated with Compound(s) other than Roche Compound(s) or with regard to a Product incorporating a Compound other than a Roche Compound, Remix may elect to give a Continuation Election Notice to Roche within [***] of Remix’s notice of termination for breach by Roche or Remix’s receipt of Roche’s notice of termination without cause. If Roche receives such a timely Continuation Election Notice, and in each case if and to the extent reasonably requested by Remix in writing, which request must be made by Remix (if at all) within [***] following Remix’s issuance of its Continuation Election Notice to Roche:

(a)
After the effective date of termination Roche shall, to the extent permitted by Applicable Law, transfer to Remix all regulatory filings and Regulatory Approvals, all final pre-clinical and Clinical Study reports and Clinical Study protocol, Product trademarks and all data, including clinical data, in Roche’s possession and control related to the terminated Product(s) or Compound(s) in the terminated country(ies) necessary for Remix to continue to develop and commercialize the terminated Product(s) or Compound(s) in the terminated country(ies). All data shall be transferred in the form and format in which it is maintained by Roche. Original paper copies shall only be transferred, if legally required. Roche shall not be required to prepare or finalize any new data, reports or information solely for purposes of transfer to Remix.

(b)
Roche shall assign all clinical trial agreements solely covering the terminated Product(s) and the terminated country(ies), to the extent such agreements have not been cancelled and are assignable without Roche paying any consideration or commencing litigation in order to effect an assignment of any such agreement.

(c)
Unless prohibited by a Regulatory Authority or by Applicable Law, transfer control to Remix of all Clinical Trials being conducted by Roche as of the effective date of termination for the terminated Product(s) and the terminated country(ies) and Section 19.3.4.1 shall apply.

(d)
Subject to this Section 19.3.1 and Section 19.3.4.3, Roche shall grant (and is hereby deemed to grant) to Remix, effective upon termination of this Agreement, an exclusive, transferable, sublicensable license under the Roche Patent Rights and Roche Know-How, including Roche’s interest in the Joint Patent Rights and Joint Know-How, solely to the extent necessary to allow Remix, its Affiliates or licensees to develop, manufacture, and commercialize the applicable terminated Compound(s) or Product(s) in the applicable terminated country(ies). The licenses under this Section 19.3.1(d) shall not include any licenses that Roche has with a Third Party for which such grant would be prohibited by such license or under which Roche or its Affiliates would incur financial obligations to such Third Party unless Remix agrees to reimburse Roche for such payments. If the termination occurred after the successful completion of the GLP Tox Studies for the respective Compound(s) or Product(s), the royalties to be paid by Remix to Roche shall be negotiated in good faith between the Parties, taking into account the value of such Patent Rights and Know-How and contribution made by Roche to the development of the terminated Compound(s) or Product(s) (the “Reversion License Terms”). With regards to Compound(s) or Product(s) that at the effective date of termination, have not successfully completed GLP Tox Studies, no royalties shall be paid by Remix to Roche.

Should the Parties fail to agree on the Reversion License Terms within a reasonable period of time but in any event within [***] following the applicable termination, then such dispute will be resolved by the following procedure:

(i)	The Parties will select and agree upon an independent Third Party expert who is neutral, disinterested and impartial, and has experience that is relevant to the dispute (the “Baseball Expert”).

(ii)
Once the Baseball Expert has been selected, each Party will within [***] following selection of the Baseball Expert provide the Baseball Expert and the other Party with a written report setting forth its proposal with respect to the Reversion License Terms and may submit a revised or updated report and proposal to the Baseball Expert within [***] of receiving the other Party’s report. The Parties’ briefs may include or attach relevant exhibits in the form of documentary evidence, any other material voluntarily disclosed to the submitting Party in advance, or publicly available information.

(iii)
The arbitration shall consist of a [***] hearing of no longer than [***], such time to be split equally between the Parties, in the form of presentations by counsel or employees and officers of the Parties. No live witnesses shall be permitted. The in-person portion (if any) of such arbitration will be held in Zurich, Switzerland.

(iv)
No later than [***] following the arbitration, the Baseball Expert shall issue its written decision. The Baseball Expert shall select one Party’s proposed Reversion License Terms, as their decision and shall not have the authority to render any substantive decision other than to select the proposed Reversion License Terms submitted by either Roche or Remix. The Experts shall have no discretion or authority with respect to modifying the positions of the Parties.

(v)
The decision of the Baseball Expert will be the sole, exclusive and binding remedy between them regarding the dispute submitted to such Baseball Expert. The Parties agree that they will share equally the costs and fees of the Baseball Expert in connection with any proceeding under this Section 19.3.1(d). Each Party will bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses incurred in connection with any proceeding under this Section 19.3.1(d).

(vi)	The “baseball-style” arbitration in this Section 19.3.1(d) shall be the exclusive remedy of either Party if the Parties cannot agree on the Reversion License Terms.

19.3.2	Termination by Roche for Breach by Remix or for Remix Insolvency

Upon any termination by Roche for breach by Remix or Remix’s Insolvency Event, the rights and licenses granted by one Party to the other Party under this Agreement shall terminate in their entirety or on a country-by-country and a Product-by-Product basis, as applicable, on the effective date of termination.

19.3.3	Direct License

Following any termination of this Agreement

(a)	any Compulsory Sublicense shall remain in full force and effect if and to the extent the continuation of such Compulsory Sublicense is expressly required by Applicable Law, and

(b)
Any Sublicensee to which Roche has granted a Sublicense pursuant to Section 2.2 prior to the termination of this Agreement shall upon the written request of Roche, become a direct licensee of Remix with respect to the rights sublicensed to the Sublicensee by Roche under this Agreement so long as (i) such Sublicensee is not at the time of such termination in breach of its Sublicense and (ii) such Sublicensee agrees in writing to comply with all of the terms of this Agreement to the extent applicable to the rights originally sublicensed to it by Roche, and (c) such Sublicensee agrees to pay directly to Remix such Sublicensee’s payments under this Agreement to the extent applicable to the rights sublicensed to it by Roche. The foregoing shall not apply if a Sublicensee provides written notice to Remix that it does not wish to receive and retain the rights afforded to it pursuant to this Section 19.3.3(b).

(c)
Remix shall, upon transfer, have the right to disclose such filings, approvals and data to (i) Regulatory Authorities of the terminated country(ies) to the extent required or useful to secure Regulatory Approval for the development, manufacture or sale of the terminated Product(s) in the terminated country(ies); (ii) Third Parties acting on behalf of Remix, its Affiliates or licensees, to the extent reasonably necessary solely for the development, manufacture, or sale of the terminated Product(s) in the terminated country(ies); or (iii) Third Parties to the extent reasonably necessary to market the terminated Product(s) in the terminated country(ies).

19.3.4	Other Obligations

19.3.4.1	Obligations Related to Ongoing Activities

If Remix does not provide timely Continuation Election Notice, then Roche (a) shall have the right to cancel all ongoing obligations and (b) shall complete all non-cancellable obligations at its own expense.

If Remix provides such timely Continuation Election Notice, then from the date of issuance of any notice of termination by Roche pursuant to Section 19.2.3 or by Remix pursuant to Section 19.2.1 or Section 19.2.2 until the effective date of termination, Roche shall continue activities, including preparatory activities, ongoing as of the date of notice of termination. However, Roche shall not be obliged to initiate any new activities not ongoing at the date of notice of termination.

After the effective date of termination, Roche shall have no obligation to perform or complete any activities or to make any payments for performing or completing any activities under this Agreement, except as expressly stated herein.

Notwithstanding the foregoing, in case of termination by Remix under Section 19.2.1 or Section19.2.2 or by Roche under Section 19.2.3, upon the request of Remix, Roche shall complete any Clinical Studies related to the terminated Product that are being conducted under its IND for the terminated Product and are ongoing as of the effective date of termination; provided, however, that

(a)	both Remix and Roche in their reasonable judgment have concluded that completing any such Clinical Studies does not present an unreasonable risk to patient safety;

(b)	Roche shall have no obligation to recruit or enroll any additional patients after the date of termination; and

(c)	Remix agrees to reimburse Roche for all of its development costs that arise after the effective date of termination in completing such Clinical Studies.

19.3.4.2	Obligations Related to Manufacturing

(a)	Clinical Supplies

In the case of termination by Remix according to Section 19.2.1 or Section 19.2.2 or by Roche under Section 19.2.3, upon request by Remix, Roche shall transfer all existing and available clinical material to Remix at [***]. Roche shall have no obligation to perform any additional activities concerning the clinical supplies (e.g. retesting, analyses). Remix shall assume all liability for the use of such material.

(b)	Commercial Supplies

In the case of termination by Remix according to Section 19.2.1 or Section 19.2.2or by Roche under Section 19.2.3, if a terminated Product is marketed in any country of Territory on the date of the notice of termination of this Agreement, upon the request of Remix, Roche shall manufacture and supply reasonable amounts of such terminated Product to Remix under a manufacturing transfer and transition plan for a period that shall not exceed [***] from the effective date of the termination of this Agreement at a price to be agreed by the Parties in good faith, but in no event exceeding [***]‚ if Roche manufactures the terminated Product itself, as calculated on a consistent basis according to its then current accounting procedures. Remix shall use Commercially Reasonable Efforts to take over the manufacturing as soon as possible after the effective date of termination. If, despite using Commercially Reasonable Efforts, Remix has not secured commercial supply of the terminated Product within the [***], then the Parties shall use Commercially Reasonable Efforts to ensure an uninterrupted commercial supply for up to a maximum additional [***], in quantities sufficient to satisfy Remix’s requirements and for Remix to assume all development and commercialization activities, at a price which shall be at [***].

19.3.4.3	Limitations on Grant-Backs; Transfer Expenses

For purposes of clarity, irrespective of anything to the contrary in this Agreement:

(a)
All transfers and licenses from Roche to Remix (or other obligations of Roche) under Section 19.3 are solely with respect to terminated Product(s) that are not Combination Product(s) or Companion Diagnostic(s)). Such transfers, licenses and obligations do not extend to other therapeutically active ingredients or products, even if physically mixed, combined or packaged together with a terminated Product, and even if a terminated Product is intended (according to the investigation plan, proposed labeling or actual labeling, as applicable) for use with such other therapeutically active ingredients or products.

(b)
In connection with research studies, clinical trials or other activities associated with the development and commercialization of terminated Products, Roche may have collected (i) personally identifiable information about individual human subjects or (ii) human biological samples (collectively, “PII/Samples”). Legal and contractual restrictions may apply to such PII/Samples. Roche shall have no obligation to transfer such PII/Samples unless necessary for the continued development of the terminated Product, in which case Roche shall not be obliged to transfer any PII/Samples that Roche in good faith believes would be prohibited or would subject Roche to potential liability by reason of Applicable Law, contractual restrictions or insufficient patient consent. If Roche transfers any such PII/Samples, the Parties will enter into the relevant agreements under applicable data privacy laws (such as a data transfer agreement) when required in accordance with Article 8. Upon the transfer of such PII/Samples by Roche, Remix shall use such PII/Samples for the sole purpose of developing and commercializing the terminated Product, and Remix shall be responsible for the correct and lawful use of the PII/Sample in compliance with the applicable data protection laws, the informed consent forms and privacy notices (including but not limited to potential re-consenting of the patients at Remix’s costs if the legal basis for the processing of the patients’ data was their explicit consent).

(c)
Remix shall promptly reimburse Roche for all reasonable out-of-pocket costs and expenses (including FTE costs) incurred by or on behalf of Roche for transfer activities from Roche to Remix under Section 19.3.1 (“Roche Transfer Activities”); however transfer activities corresponding to the return of material remains, data, reports, records, documents, regulatory filings and Regulatory Approvals originally provided by Remix to Roche (“Remix-Originated Transfer Activities”) shall be returned to Remix free of charge. If Remix desires Roche Transfer Activities other than Remix-Originated Transfer Activities, Remix shall make a payment to Roche of [***] (each of (i) or (ii), a “Minimum Transfer Payment”). Any Minimum Transfer Payment shall be fully creditable against Remix’s reimbursement for the Roche Transfer Activities. If the Minimum Transfer Payments exceeds the costs of the Roche Transfer Activities, Roche shall return the remaining amount to Remix. Roche shall be under no obligation to provide Roche Transfer Activities (beyond than Remix-Originated Transfer Activities) prior to receipt of the Minimum Transfer Payment.

(d)	Unless otherwise agreed to by the Parties, transfer of physical materials that are required under Roche Transfer Activities shall be delivered, [***],

(e)	Remix may not use any documents or materials provided by Roche as part of the license or transfer to Remix under this Section 19.3 as evidence in any legal proceedings against Roche.

19.3.4.4	Royalty and Payment Obligations

Termination of this Agreement by a Party, for any reason, shall not release Roche from any obligation to pay royalties or make any payments to Remix that are payable prior to the effective date of termination. Termination of this Agreement by a Party, for any reason, will release Roche from any obligation to pay royalties or make any payments to Remix that would otherwise become payable on or after the effective date of termination.

19.4	Survival
Article 1 (Definitions, to the extent necessary to interpret this Agreement), Articles 9, 10 and 12 (Payment, Accounting and Reporting, and Auditing, each to the extent payment obligations exist at the time of termination), Article 11 (Taxes, to the extent such were incurred at the time of termination), 13.1 (Ownership of Inventions); Article 16 (Indemnification, with respect to losses, expenses and costs payable to Third Parties), Article 17 (Limitation of Liability) Article 18 (Confidential Information; Information Security Incident, solely for the period specified therein), Article 19 (Term and Termination), Section 22.1 (Governing Law) and Section 22.2 (Disputes; Arbitration) shall survive any expiration or termination of this Agreement for any reason.

20.	Effects of Change of Control
If there is a Change of Control, then the Party experiencing such Change of Control (“Acquired Party”) shall provide written notice to the other Party (“Non-Acquired Party”) promptly after completion of such Change of Control, but no later than within [***] after completion of the Change of Control. The Parties acknowledge and agree that any public disclosure, including any press release or news article published in any mainstream news source or industry-specific publication, which announces the occurrence of the Change of Control for any Acquired Party shall suffice as notice to the other Non-Acquired Party for purposes of this Article 20.

The Change of Control Group in connection with such Change of Control shall not be authorized to utilize any of the Non-Acquired Party’s Know-How, Patent Rights, Inventions, Materials or Confidential Information or Joint Know-How, Joint Patent Rights or Joint Inventions (collectively, “Sensitive Information”) other than for the research, development or commercialization of any product that is a Product or that is in process of being developed as a Product.

Following consummation of the Change of Control, the Acquired Party or the Change of Control Group shall adopt in writing reasonable procedures to prevent the disclosure of Sensitive Information beyond the Acquired Party’s or the Change of Control Group’s personnel who need to know the Sensitive Information solely for the purpose of fulfilling the Acquired Party’s obligations under this Agreement. Such procedures may include A) conducting the activities relating to the Sensitive Information and pursuant to this Agreement independently from other Change of Control Group personnel who are not performing any activities under this Agreement, (B) segregating the development of the Compounds and Products and the commercialization of Products pursuant to this Agreement from the development of any other products being researched, developed or commercialized by the Change of Control Group, and establishing reasonable firewalls to prevent disclosure of Sensitive Information relating to the Compounds or Products to any Change of Control Group personnel who are not involved in the performance of the Acquired Party’s activities under this Agreement.

The Non-Acquired Party may restrict the Acquired Party’s participation in the JRC and any other committee in effect at the time of the Change of Control to the personnel of the Acquired Party, provided that such personnel of the Acquired Party is not involved in any development or commercialization activities relating to a program or product of the Change of Control Group that is directed to a target that is a Collaboration Target.

21.	Bankruptcy
All licenses (and to the extent applicable rights) granted under or pursuant to this Agreement by Remix to Roche are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. Unless Roche elects to terminate this Agreement, the Parties agree that Roche, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement.

22.	Miscellaneous

22.1	Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S.A. without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention).

22.2	Disputes; Arbitration
Unless otherwise set forth in this Agreement, in the event of any dispute in connection with this Agreement, such dispute shall be referred to the respective executive officers of the Parties designated below or their designees, for good faith negotiations attempting to resolve the dispute. The designated executive officers are as follows:

For Remix:          [***]

For Roche:          [***]

Should the Parties fail to agree within [***] after a dispute has first arisen, such dispute shall be finally settled by arbitration in accordance with the commercial arbitration rules of the International Chamber of Commerce as in force at the time when initiating the arbitration. The tribunal shall consist of [***] arbitrators appointed in accordance with said rules. The place of arbitration shall be [***]. The language to be used shall be English.

Any arbitration proceeding hereunder shall be confidential and the arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by law, neither Party shall make (or instruct the arbitrators to make) any public announcement or disclosure to Third Parties (other than such Party’s attorneys or other advisors subject to reasonable confidentiality obligations) with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.

22.3	Notice of Potential Disposition of Rights to Payment
Except in connection with an assignment of this Agreement or a Change of Control of Remix, Remix shall notify Roche upon the earlier to occur of (a) a decision by the Remix board of directors to initiate any discussion with a Third Party relating to the right of such Third Party to receive some or all of the payments due and payable by Roche to Remix pursuant to this Agreement (“Payment Rights Transfer”) or (b) to the extent permitted by any confidentiality obligations owed by Remix to such Third Party, Remix’s receipt of any term sheet, written proposal or similar offer from any Third Party relating to any Payment Rights Transfer (without providing any further details of the discussions). Within [***] after receipt of such notice, Roche may submit an offer for such Payment Rights Transfer.

22.4	Assignment
Without the prior written consent of the other Party, neither Party shall sell, transfer, assign, delegate (except as expressly permitted under this Agreement), pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law, sale of equity, or otherwise (each, a “Transfer”), this Agreement or any of its rights or duties hereunder; provided that either Party may make such a Transfer without the other Party’s consent to (a) its Affiliate; or (b) a successor, whether in a merger, sale of equity, or sale of all or substantially all of its business or assets to which this Agreement relates, including any Change of Control transaction; and provided, further, that, subject to Section 22.3, Remix may Transfer its right to receive some or all of the payments due and payable by Roche to Remix and the corresponding reports pursuant to this Agreement without the consent of Roche (“Payment Assignment”). Roche agrees that in connection with any Payment Assignment, unless otherwise prohibited by law, upon written notice from Remix, Roche will deliver any future payments contemplated by this Agreement, together with the royalty reports contemplated by Section 10.6 of this Agreement, to the extent and in accordance with the directions in such written notice.

Any attempted Transfer in violation of this Section 22.4 shall be void and of no effect. All validly Transferred rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the permitted successors and permitted assigns of each Party. The permitted successor, assignee, or transferee shall assume all obligations of its assignor or transferor under this Agreement in writing.

22.5	Independent Contractor
No employee or representative of either Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever or to create or impose any contractual or other liability on the other Party without said Party’s prior written approval. For all purposes, and not- withstanding any other provision of this Agreement to the contrary, Remix legal relationship to Roche under this Agreement shall be that of independent contractor, and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

22.6	Unenforceable Provisions and Severability
If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions that will achieve as far as possible the economic business intentions of the Parties. However the remainder of this Agreement will remain in full force and effect, provided that the material interests of the Parties are not affected, i.e. the Parties would presumably have concluded this Agreement without the unenforceable provisions.

22.7	Waiver
The failure by either Party to require strict performance or observance of any obligation, term, provision or condition under this Agreement will neither constitute a waiver thereof nor affect in any way the right of the respective Party to require such performance or observance. The waiver by either Party of a breach of any obligation, term, provision or condition hereunder must be in writing in order to be effective and shall not constitute a waiver of any subsequent breach thereof or of any other obligation, term, provision or condition.

22.8	Interpretation
Except where the context expressly requires otherwise:

(a)	the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa),

(b)	the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”,

(c)	the word “will” shall be construed to have the same meaning and effect as the word “shall”,

(d)
any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),

(e)	any reference herein to any Party or Third Party or person shall be construed to include the Party’s or Third Party’s or person’s permitted successors and assigns,

(f)	the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof,

(g)
all references herein to Articles, Sections or Appendices shall be construed to refer to Articles, Sections or Appendices of this Agreement, and references to this Agreement include all Appendices hereto,

(h)
references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and

(i)	the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or”.

22.9	Force Majeure
Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from one or more Force Majeure Events; provided that the affected Party gives the other Party prompt written notice of any such Force Majeure Event and the cessation thereof; and provided further that the affected Party promptly undertakes and continues to use Commercially Reasonable Efforts to cure such failure or delay resulting from the Force Majeure Event as soon as practicable and to mitigate its effects, and promptly resumes performance whenever such Force Majeure Event is removed. Any deadline or time period affected by such a Force Majeure Event or a Party’s failure to perform resulting therefrom shall be extended automatically by the number of days equal to the number of days that such Force Majeure Event or failure persisted. If a Force Majeure Event persists for more than [***], the Parties will negotiate in good faith any modifications of the terms of this Agreement that may be necessary to arrive at an equitable solution, unless the Party giving such notice has set out a reasonable timeframe and plan to resolve the effects of such Force Majeure Event and executes such plan within such timeframe.

22.10	Entire Understanding
This Agreement contains the entire understanding between the Parties hereto with respect to the within subject matter and supersedes any and all prior agreements, understandings and arrangements, whether written or oral.

22.11	Amendments
No amendments of the terms and conditions of this Agreement shall be binding upon either Party hereto unless in writing and signed by both Parties.

22.12	Invoices
All invoices that are required or permitted hereunder shall be in writing and sent by Remix to Roche at the following address or such other address as Roche may later provide:

F. Hoffmann-La Roche Ltd
[***]

22.13	Notice
All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Remix, to:	Remix Therapeutics, Inc. [***]

and:	[***]

if to Roche, to:	F. Hoffmann-La Roche Ltd [***]

and:	Hoffmann-La Roche Inc. [***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.

22.14 Counterparts; Electronic Signatures
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same agreement. The Parties agree that execution of this Agreement by e-Signatures or by exchanging executed signature pages in .pdf format shall have the same legal force and effect as the exchange of original signatures. As used in this Section 22.14, “e-Signature” shall mean a signature that consists of one or more letters, characters, numbers or other symbols in digital form incorporated in, attached to or associated with the electronic document, that (a) is unique to the person executing the signature; (b) the technology or process used to make the signature is under the sole control of the person making the signature; (c) the technology or process can be used to identify the person using the technology or process; and (d) the electronic signature can be linked with an electronic document in such a way that it can be used to determine whether the electronic document has been changed since the electronic signature was incorporated in, attached to or associated with the electronic document.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

Remix Therapeutics, Inc.

/s/ Peter Smith
Name:	Peter Smith
Title:	CEO
Date:	20 December 2023

F. Hoffmann-La Roche Ltd

/s/ Vikas Kabra		/s/ Hannah Boehm
Name:	Vikas Kabra	Name:	Hannah Boehm
Title:	Global Head Transaction Excellence	Title:	Legal Counsel
Date:	21 December 2023

Hoffman-La Roche Inc

/s/ Gerald Bohm
Name:	Gerald Bohm
Title:	Secretary
Date:	20 December 2023

[***]